SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549

                                 FORM 10/A

                GENERAL FORM FOR REGISTRATION OF SECURITIES
  Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

                          Great Lakes REIT, Inc.
          (Exact name of registrant as specified in its charter)
          Maryland                                  36-3844714
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                   Identification No.)

2311 West 22nd Street, Suite 109, Oak Brook, IL   60521
(Address of principal executive offices)          (Zip)

Registrant s telephone number, including area code: (708) 368-2900 Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class           Name of each exchange on which
to be registered                   each class is to be registered


Securities to be registered pursuant to Section 12 (g)  of the Act:
Common Stock, par value $0.01 per share (Title of class)


Exhibit index is sequential page 102.
ITEM 1.   BUSINESS

General

     Great Lakes REIT, Inc. (the Company ) was incorporated as a Maryland corporation on June 22, 1992 to invest in income producing property. The principal business of the Company is the acquisition, ownership, management, leasing and renovation of suburban office and industrial properties located in the Midwestern United States. At December 31, 1995, the Company owned and operated sixteen properties aggregating approximately 1.5 million square feet located in suburban areas of Chicago, Illinois; Detroit, Michigan; Milwaukee, Wisconsin; and Minneapolis, Minnesota. The Company leases office and industrial space to over 200 tenants in a variety of business. In 1993, three tenants accounted for more than 10% of total revenues. In 1994 and 1995, no tenant individually accounted for more than 10% of total revenues.

Operating Strategy

     The Company s operating strategy is to acquire, manage, and, when appropriate, redevelop suburban office properties in certain large metropolitan markets within approximately a 400 mile radius of Chicago.

     The Company believes that due to improvements in the regional economy and reduced availability of financing for new construction, an investment in suburban office properties in the Midwestern United States provides the potential for attractive investment returns. The Company also believes that further improvement in economic conditions in the Midwestern United States could favorably affect occupancy levels, rents and real estate values, although there can be no assurance that this will in fact occur. The Company seeks to increase its asset base through the acquisition of individual suburban office properties and portfolios of such properties.

     The Company believes that employment growth is a reliable indicator of future demand for suburban office space. In addition, the Company believes that certain supply-side constraints, such as limited availability of undeveloped land, and financing for speculative real estate construction, increase a market s potential for higher average rents over time. Therefore, the Company is currently targeting selected suburban markets in the Midwestern United States that are experiencing, or are expected by the Company to experience, economic growth, increased spending or production and supply-side constraints.

     The Company currently maintains its headquarters in Oak Brook, Illinois, however, it also operates property management offices in Des Plaines, Illinois; Vernon Hills, Illinois; Southfield, Michigan; and Milwaukee, Wisconsin.

Competition

Leasing of Office and Industrial Space:

     The Company faces significant competition from both institutional and local property owners for the leasing of space to tenants. Many factors enter into a tenant s decision to lease space in a particular building, including: the property s location, functionality, amenities, rental rates, and available tenant improvement allowances. The supply of available space in the markets in which the Company operates its properties also has a significant impact on rental rates and tenant improvement costs incurred by landlords. The Company believes no single or group of competitors hold a dominant position in the markets in which the Company operates its properties.

     The cash flow of a real estate asset can vary significantly from year to year depending on tenant turnover. When a lease expires and a tenant renews or vacates its space, costs associated with tenant improvements, leasing commissions and lost income due to vacancy or construction down-time can significantly reduce the cash flow from a property. Due to the capital intensive nature of suburban office properties and, to a lesser degree, industrial properties, management believes that planning and budgeting for future costs associated with tenant turnover is a prudent component of evaluating investment yields and managing the cash flow of properties. For its existing portfolio, the Company estimates income due to vacancy and construction down-time on a property by property basis. Although these future costs are not accrued for financial reporting purposes, the Company incorporates these estimates in its annual cash budgets and long-term cash forecasts. The Company believes that its ability to fund tenant improvements and pay leasing commissions helps to retain and attract tenants.

Acquisition of Properties

     The Company s strategy is to acquire well-located, well-constructed suburban office and industrial properties that are less than 15 years old with purchase prices of less than $15 million. Historically, and currently, most institutional buyers have tended to focus their acquisition activities on properties with purchase prices exceeding $20 million. In addition, there are currently no other publicly traded REITs which have the stated objective to purchase suburban office properties throughout the Company s Midwest market area. As a result of the purchasing bias of institutions and the absence of substantial competition from other publicly traded REITs, the Company has encountered, few well-capitalized competitors for the Company s target properties in its target markets. By avoiding properties that institutional investors have been interested in purchasing, the Company believes it has been able to achieve more favorable pricing on the Company s property acquisitions since the Company has been able to contract for the purchase of properties without financing and other contingencies which are generally required by less well-capitalized local buyers of these property types. In addition, the Company has established a successful track record and reputation for closing on properties it has contracted to purchase.

     The Company believes that: (1) the experience of its management team; (2) its conservative capital structure and its credit facility; (3) its strong relationships with the region s investment real estate brokers; and (4) its integrated asset management program, have enhanced, and will continue to enhance, its ability to identify and capitalize on acquisition opportunities.

     Each acquisition opportunity is reviewed to evaluate whether it meets the following criteria: (1) the potential for higher occupancy levels and/or rents as well as for lower turnover and/or operating expenses; (2) ability to generate returns in excess of the Company s weighted average cost of capital, taking into account the estimated costs associated with tenant turnover (i.e. tenant improvements, leasing commissions and the loss of income due to vacancy); and
(3) availability for purchase at a price at or below estimated replacement cost.

Investment Growth Strategy

The Company s long term objective is to manage the Company and its properties so that the Company s shareholders enjoy: (i) preservation of capital; (ii) capital appreciation; and (iii) dividends that increase over time. To accomplish this objective, the Company intends to increase its funds from operations and the value of the Company s properties by: (1) retaining existing tenants when their current leases expire; (2) leasing vacant space in its properties; (3) maintaining or improving (as necessary) the interior and exterior appearance of its properties; (4) reducing and controlling operating costs of its properties through prudent and careful property management; and (5) acquiring under-leased and under-managed properties at favorable prices and then increasing funds from operations through better leasing and management of the properties. The Company believes that by managing its own properties, it will be more effective at operating its properties than other owners who employ third party management companies.

To accomplish its operating objectives, the Company intends to:

     Capitalize on its experienced management team, whose senior officers have experience in the ownership, management, and acquisition of suburban office properties in the Midwestern United States;

     Focus its acquisition efforts in the Midwestern United States;

     Pursue a market-driven strategy which is based upon an analysis of the regional factors which the Company believes impact the supply of, and demand for, suburban office properties;

     Plan for future anticipated expenses associated with tenant turnover by budgeting for tenant improvements, lease commissions, and lost income due to vacancy or construction down-time;

     Concentrate on acquiring general purpose, flexible properties which are suitable for a diverse range of tenants;

     Utilize its in-house asset and property management personnel in order to reduce overhead costs and increase its responsiveness to tenant needs;

     Cooperate with local leasing brokers in order to more effectively attract and retain tenants; and

     Maintain a conservative capital structure by limiting total indebtedness to no more than 50% of the value of its properties.



Financing

     The Company seeks to maintain a well-balanced, conservative and flexible capital structure by: (1) targeting a ratio of long and short-term debt to property value of no greater than 50%; (2) generally borrowing on a long-term basis at fixed rates and limiting the use of its variable rate credit facility to short term financing of acquisitions and working capital requirements; and
(3) maintaining conservative debt service and fixed charge ratios. The Company believes that adherence to this strategy will, in the future, increase the probability that it can access the public securities markets for both debt and equity capital.

     The Company recently established a $35 million revolving credit facility with the Bank of Boston (as agent) which is expandable to $50 million upon the election of the Company.

Insurance

     The Company carries commercial general liability coverage with primary limits of $1 million per occurrence and $2 million in the aggregate, as well as a $10 million umbrella liability policy. This coverage protects the Company against liability claims as well as the cost of lawsuits. The Company carries property insurance on a replacement value basis, covering both the cost of direct physical damage and the loss of rental income.

Government Regulations

     The Company s properties are subject to various federal, state and local statutes and regulations including: the Americans with Disabilities Act (the ADA ), and various federal, state and local environmental regulations, (collectively Property Regulations ). If the Company s properties did not comply with the ADA or other Property Regulations, substantial capital expenditures might be required to correct the non-compliance including the substantial modification of property common area facilities. However, based upon engineering studies conducted prior to the acquisition of the various properties, the Company believes that its properties are currently in substantial compliance with all applicable Property Regulations, although expenditures may be required to comply with any future changes in such Property Regulations. No material expenditures are believed necessary at this time in order to comply with any such Property Regulations.

     Under certain Property  Regulations  regarding  environmental  matters,  an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under, or in such property. Such Property Regulations often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation with respect to any individual property could be substantial. Additionally, the presence of such substances or the failure to properly remediate such substances may adversely affect the owner s ability to borrow using such real estate as collateral. All of the Company s properties have had Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) performed by independent environmental consultants and have been inspected for hazardous materials as part of the Company s acquisition inspections. According to these consultants, none of these Phase I assessments has revealed any environmental conditions requiring material expenditures for remediation.

     The Company believes that it is in compliance in all material respects with all Property Regulations regarding hazardous or toxic substances, and the Company has not been notified by any governmental authority of any non-compliance or other claim in connection with any of its present or former properties. The Company does not anticipate that compliance with all Property Regulations regarding hazardous or toxic substances will have any material adverse impact on the financial position, results of operations or liquidity of the Company.

Corporate Structure

     As of December 31, 1995, the Company had no employees and the Company s day-to- day operations were conducted by Equity Partners Ltd. (the Advisor
)
pursuant to the terms of several agreements between the Company and the Advisor. Services related to real estate acquisition, asset management, shareholder communication, and other general corporate matters were performed by the Advisor pursuant to an advisory agreement dated July 2, 1992 as restated July 1, 1994 (the Advisory Agreement ). Services related to the three private securities offerings concluded by the Company prior to April 1, 1996 were performed pursuant to three separate offering services agreements. These offering services agreements required the Advisor to supervise and participate in the preparation and distribution of offering materials, state and federal securities compliance, and other matters related to the prior offerings. Finally, the Advisor managed each of the Company s properties pursuant to separate property management agreements negotiated for each property. (For additional information, see Item 7, Certain Relationships and Related Transactions .)

     In January 1996, the Company entered into an agreement to merge with the Advisor (the Merger Agreement ) with the intent to thereby become a self-managed and self-advised real estate investment trust ( REIT ). Under the terms of the Merger Agreement, the shareholders of the Advisor, who include members of the Company s Board of Directors and senior management, would receive a total of 100,000 shares of the Company s common stock. In addition, it was a condition to the Company s obligation to complete the merger, that certain members of the Advisor s senior management (including one member of the Company s Board of Directors) would receive a total of 30,000 shares of the Company s common stock as an incentive to continue as employees of the Company after the merger of the Advisor into the Company, and would sign restricted stock agreements with respect to those shares. After the Merger Agreement was signed, proxy materials related to the proposed transaction (the Proxy Materials ) were delivered to the Company s stockholders and on February 27, 1996, at a duly held stockholder s meeting, the proposed merger of the Advisor with and into the Company was approved. On April 1, 1996, the Company issued the required number of common shares pursuant to a transaction qualifying as a private placement pursuant to Regulation D, and completed the acquisition of the Advisor by statutory merger. On that date the employees of the Advisor became employees of the Company. The Company is now self-managed and has 28 employees.

     In addition, the Company has determined that it will reorganize its structure by establishing an operating partnership to which substantially all of the Company s properties will be contributed in exchange for a controlling interest in such operating partnership (the Reorganization ). A substantial majority of real estate investment trusts which have become public companies during the last three years have adopted a structure whereby an operating partnership or similar entity holds title to the real estate assets and may manage and administer such assets. In addition, such a structure permits the acquisition of properties on a tax- deferred basis for many current property owners. Due to these factors and others, the Company believes that the Reorganization will aid it in its property acquisition activities and in attracting investment capital. The Proxy Materials also included a description of the Reorganization and sought stockholder approval for it. The stockholders of the Company approved the Reorganization at the stockholder s meeting held February, 27, 1996, and it is currently anticipated that the Company will establish the operating partnership during the third quarter of 1996.

     When the Reorganization is implemented, the Company will own approximately 97% of the operating partnership. All properties will be transferred to the operating partnership by the Company at cost. The Company will consolidate the results of the operating partnership into its financial statements. As the Company will own approximately 97% of the operating partnership, no proforma financial information will be presented as such proforma financial information will not materially differ from the Company s financial information.
ITEM  2.  FINANCIAL INFORMATION

     The following sets forth selected financial and operating data on a historical basis for the years ended December 31, 1995, 1994, 1993, for the period ended December 31, 1992, and for the quarters ended March 31, 1996 and 1995. The following information should be read in conjunction with Management s
Discussion and Analysis of Financial Condition and Results of Operations below.


                                           1995             1994
1993          1992 (1)
Total revenues ....................   $ 14,965,926      $  7,582,839    $
1,293,316   $     16,028
Total rental revenues .............     14,765,108         7,531,435
1,230,281           --
Net income ........................      3,199,801         1,987,787
410,172          5,710
Net income per share ..............   $       0.88      $       0.96    $
0.38   $       0.02
Weighted average number of
common shares and common
share equivalents outstanding .....      3,650,133         2,070,221
1,080,875        315,658
Properties, before
accumulated depreciation 94,340,836     38,051,072        17,558,181
--
Total assets ......................     98,978,436        42,522,344
21,918,723      2,784,931
Mortgage notes and bonds
payable ...........................     48,307,170        15,955,018
3,777,188           --
Total stockholders  equity ........     44,965,197        24,062,122
6,498,408      2,781,631
Total shares outstanding
at year end .......................      4,507,945         2,561,418
1,839,352        315,658

Cash dividends per share $1.13 ....                     $       0.96    $
0.47           --
Funds from operations (2) .........      4,777,335         2,219,130
570,547          5,710
Cash flows from operating
activities ........................      5,649,507         1,977,299
1,568,790          9,010
Cash flows used by
investing activities ..............    (51,649,764)      (20,492,891)
(17,558,181)       (44,730)
Cash flows from financing
activities ........................     44,626,391        17,419,887
17,021,489      2,775,921
Number of properties owned ........             16                 9
   6           --
Aggregate square footage
of properties owned ...............      1,529,215           757,867
441,042           --


For the Quarters ended March 31, 1996 and 1995:

                                   1996                1995
Total revenues ..............   $  5,543,783    $  2,619,990
Total rental revenues .......      5,521,494       2,597,827
Net income ..................        971,412         624,832
Net income per share ........   $       0.21    $       0.23
Weighted average number of
common shares and common
share equivalents outstanding      4,574,504       2,764,243
Properties, before
accumulated depreciation ....     96,206,763      43,447,045
Total assets ................     98,831,888      46,083,697
Mortgage notes and bonds
payable .....................     46,898,904      15,826,399
Total stockholders  equity ..     44,869,251      27,344,291
Total shares outstanding at
quarter end .................      4,524,229       2,874,641

Cash dividends per share ....   $       0.30    $       0.27
Funds from operations (2) ...      1,608,919         845,332
Cash flows from operating
activities ..................      3,308,186       1,351,392
Cash flows used in investing
activities ..................      1,015,927       5,395,973
Cash flows from (used by)
financing activities ........     (2,773,489)      2,528,762
Number of properties owned ..             17              10
Aggregate square footage of
properties owned ............      1,572,516         856,430


(1) The Company was incorporated on June 22, 1992. Total revenues, net income, and net income per share are for the period June 22, 1992 to December 31, 1992.

(2) Management believes that to facilitate a clear understanding of the historical operating results of the Company, Funds from Operations ( FFO ) should be considered in conjunction with net income as presented in the financial statements included in this Registration Statement. Management generally considers FFO to be an appropriate measure of the performance of an equity real estate investment trust. FFO represents net income, computed in accordance with generally accepted accounting principles ( GAAP ) excluding gains or losses from debt restructuring, sales of property, and income attributed to the straight-lining of rents, plus depreciation and amortization. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of the Company s cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of net income to FFO for the fiscal years ended December 31 is as follows:




                              1995        1994       1993           1992

Net income ..........   $3,199,801   $1,987,787   $  410,172   $    5,710


Plus:
Depreciation &
amortization ........    1,954,885      761,284      160,375         --


Less:
Adjustment for
straight-lining of
rents ...............   $  377,351      529,941         --           --


Funds from operations   $4,777,335   $2,219,130   $  570,547   $    5,710


A reconciliation of net income to FFO for the quarters ended March 31, 1996 and 1995 is as follows:


                                             1996         1995

Net income ...........................   $  971,412   $  624,832


Plus:
     Depreciation & amortization .....      724,442      325,170


Less:
     Adjustment for straight-lining of
     rents ...........................       86,935      104,670


Funds from operations ................   $1,608,919   $  845,332


Management s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The following discussion and analysis should be read in conjunction with the historical Financial Statements and notes thereto which are included in Item 13 of this Form 10.

Over the past three years, the Company has expanded its real estate portfolio through the acquisition of suburban office and office/service center properties in the Midwest. The Company has financed its growth by the issuance of additional shares of its common stock and by issuing short and long-term mortgage notes payable secured by its property assets. Growth in net income and FFO has been due to a combination of improved operations of the Company s properties as compared to prior years and the inclusion of the operating results of properties acquired in 1994 and 1995 from the dates of their respective acquisitions.

The Company believes that to facilitate a clear understanding of its operating results FFO should be examined in conjunction with the net income as presented in the Financial Statements included elsewhere in this Form 10. However, FFO should not be considered as a substitute for net income (as an indicator of the Company s performance) or as a substitute for cash flows (as a measure of liquidity).

Results of Operations quarter ended March 31, 1996 as compared to 1995

The changes in the condensed income statement items for the quarter ended March 31, 1996 as compared to 1995 are as follows:





                                                       Increase (Decrease)

Rents                                                       $2,924,000

Interest                                                           -

     Total revenues                                         $2,924,000
                                                           ----------

Property operating expenses                                 $1,418,000

General and administrative                                    $174,000

Interest                                                      $586,000

Depreciation and amortization                                 $399,000

     Total expenses                                         $2,577,000
                                                            ----------
     Net income                                               $347,000
                                                              ========

In analyzing the Company s operating results for the quarter ended March 31, 1996, the changes in rental income and property operating expenses from 1995 are due principally to three factors: (1) the addition of operating results from properties acquired during 1996; (2) the addition of full quarter of operating results in 1996 of properties acquired in 1995 as compared to the partial quarter of operating results from the dates of their respective acquisitions in 1995 and; (3) improved operations of properties during 1996 as compared to 1995.

During the quarter ended March 31, 1996, the Company acquired one new investment property. The operating results of this property have been included in the Company s financial statements from the date of its acquisition. In 1995, the Company acquired 7 properties, and in 1996 a full quarter of operations of these properties has been included in the Company s financial statements.

A summary of these changes as they impact rental income, and net property operating expenses follows:





                                   Rental income   Property
                                                  operating
                                                   expenses
Increase due to inclusion
of results of properties acquired
after January 1, 1995 ...........   $2,696,000    1,290,000


     Increase due to 1996
     Acquisitions ...............       62,000       56,000


     Improved operations in
     1996 compared to 1995 ......      166,000       72,000
                                    ----------   ----------


          Total increase in 1996    $2,924,000   $1,418,000
                                    ==========   ==========



     Interest expense during 1996 increased by $586,000 as the Company had greater amounts of long and short-term debt outstanding in 1996. This debt was used to finance the acquisition of properties acquired in 1995.

     General and administrative expenses increased by $174,000 primarily due to an increase in the advisory fee paid to the Advisor.

     Depreciation and amortization increased in 1996 by $399,000 as the Company incurred these expenses on seventeen properties in 1996 versus ten properties in 1995.

          Liquidity and Capital Resources

     Cash and cash equivalents as of March 31, 1996 were $821,000, a decrease of $482,000 as compared to December 31, 1995. The decline is primarily due to the Company continuing to invest in tenant and other capital improvements at its properties and the repayment of $1.25 million on its line of credit.

     Cash flows from operating activities increased by $2.0 million in 1996 as compared to 1995 as the Company acquired 7 properties in 1995 and a full quarter of operations of the acquired properties is included in the first quarter 1996 results versus only the operations in 1995 from the dates of their respective acquisitions.

     Cash flows used in investing activities decreased by $4.3 million as the Company acquired one property in 1995 at a cost of $4.7 million versus acquiring one property in 1996 at a cost of $1.1 million.

     Cash flows from financing activities declined by $5.3 million as the Company did not sell any new shares during the first quarter of 1996 and repaid $1.25 million of its bank line of credit.

     The Company expects to meet its short-term liquidity requirements generally through its net cash provided by operating activities. The Company considers its cash provided by operating activities to be adequate to meet operating requirements and to fund the payment of dividends in accordance with the REIT requirements under the Internal Revenue Code.

     At March 31, 1996, the Company continued its renovation program at its property located in Oak Brook, Illinois (total cost is estimated at $1.3 million). The Company had also contracted to acquire a property located in Springdale, Ohio at a cost of $6,075,000. In addition, the Company has committed to reimburse a new tenant at the Springdale, Ohio property for approximately $1 million dollars of tenant improvement work. The Company anticipated funding these commitments through its new line of credit with the Bank of Boston.

     The Company expects to meet its long-term liquidity requirements (such as scheduled mortgage debt maturities, property acquisitions, and significant capital improvements) by long-term collateralized and uncollateralized borrowings and the issuance of debt or additional equity securities in the Company. As of March 31, 1996, the Company had available a $25 million line of credit from American National Bank and Trust Company of Chicago ( the ANB Line of Credit ). The amount available from time to time under the line of credit is subject to certain requirements and customary financial covenants. The Company uses the line of credit for property acquisitions and improvements, working capital needs and as a source of funds for share redemptions as required. As of March 31, 1996, the outstanding borrowings under the ANB Line of Credit were $23 million with approximately $2 million available to borrow.

     In April 1996,  the Company  established  a $35  million  revolving  credit facility with the First National Bank of Boston (as agent) and repaid substantially all of the balance outstanding on the ANB Line of Credit. The balance on the Bank of Boston line of credit at June 15, 1996, was $29,002,000 with $900,000 available to borrow. The Company continues to maintain the ANB Line of Credit, but the Company s borrowing capacity under the ANB Line of Credit has been reduced to approximately $5 million all of which is available as of June 1, 1996.

          1995 as compared to 1994

     The changes in the income statement items in 1995 as compared to 1994 are as follows:

                            Increase (Decrease)

Rents .......................   $7,234,000


Interest ....................      149,000
                                   -------


     Total Revenues .........    7,383,000
                                 ---------


Real estate taxes ...........    1,207,000


Property operations .........    2,024,000


General and administrative ..      362,000


Interest ....................    1,385,000


Depreciation and amortization    1,193,000
                                 ---------


     Total expenses .........    6,171,000
                                 ---------


     Net income .............   $1,212,000
                                ==========


     During 1995, the Company acquired 7 new investment properties. The operating results of these properties have been included in the Company s financial statements from the dates of their respective acquisitions. In 1994, the Company acquired 3 properties, and in 1995 a full year of operations of these properties has been included in the Company s financial statements as compared to only the operating results of these 3 properties from the respective dates of their acquisitions in 1994.

     In analyzing the 1995 operating results of the Company, the changes in rental income, real estate taxes, and property operating expenses, (which include management fees, repairs and maintenance, janitorial and other services related to the operation of the properties) from 1994 are due principally to three factors: (i) the addition of operating results from properties acquired during 1995; (ii) the addition of full year operating results of properties acquired in 1994 as compared to the partial year operating results from the dates of their respective acquisitions in 1994; and (iii) improved operations of properties during 1995 as compared to 1994.

     An analysis of the changes in rental income, real estate tax expense, and property operating expenses is as follows:

                          Rental      Real Estate     Property
                          Income       Taxes         Operating
                                                       Expenses

Increase due to 1995
property acquisitions   4,744,000      1,000,000      1,413,000


Increase due to
inclusion of full
year s results in
1995 for properties
acquired in 1994 ....   1,603,000        177,000         535,000


Improvement in 1995
operations as
compared to 1994 ....     887,000         30,000          76,000


Increase in 1995 ....   7,234,000      1,207,000       2,024,000



     Interest expense increased by $1,385,000 in 1995 as compared to 1994 as the Company increased its short and long-term mortgage debt to partially finance the acquisition of investment properties in 1995.

     Depreciation and amortization increased by $1,193,000 as the Company acquired additional properties in 1995, incurred a full year of depreciation in 1995 on properties acquired in 1994, and had increased amortization of tenant improvement costs incurred in connection with the increased occupancy levels of its properties.

     General and administrative expenses increased by $362,000 due to increased advisory fees paid the Advisor (which fees are a function of the Company s funds from operations), increased directors fees, legal fees, and other professional fees related to the growth in the size of the Company. General and administrative costs declined to 6.2% of revenues in 1995, from 7.4% of revenues in 1994 due to an increase in revenues as described above.

          1994 as compared to 1993

     The changes in the income statement items in 1994 as compared to 1993 were as follows:

                              Increase (Decrease)

 Rents .......................   $ 6,301,000


 Interest ....................       (12,000)
                                     -------


      Total Revenues .........     6,289,000
                                   ---------

Real estate taxes ............     1,126,000


 Property operating expenses .     1,762,000


 General and administrative ..       384,000


 Interest ....................       838,000


 Depreciation and amortization       601,000
                                     -------


      Total expenses .........     4,711,000
                                   ---------


       Net income ............   $ 1,578,000
                                 ===========



During 1994 and 1993, the Company acquired three and six investment properties respectively. The operating results of those properties are presented in the Financial Statements from the dates of their acquisition. Operating results of properties acquired in 1993 are included in the 1994 Financial Statements for the entire year as compared with operating results only from the dates of their acquisition in 1993. The changes in, rental income, real estate taxes, and property operating expenses, resulted from: (1) the addition of operations of properties acquired during 1994; (2) the inclusion of a full years operations for properties acquired during 1993 as compared to the partial year operating results from the dates of their respective acquisitions in 1993; and (3) improved operating results in 1994 for the properties acquired in 1993 due to increased leasing levels at such properties.

A summary of these changes as they impact rental income, real estate taxes, and property operating expenses follows:


                          Rental      Real Estate     Property
                          Income       Taxes         Operating
                                                       Expenses

Increase due to 1994
property acquisitions    1,872,000      237,000       502,000


Increase due to
inclusion of full
year s results in
1994 for properties
acquired in 1993 ....    4,078,000    1,010,000     1,080,000


Improvement in 1994
operations as
compared to 1993 ....      351,000     (121,000)      180,000


Total increase in
1994                     6,301,000    1,126,000     1,762,000



Interest expense during 1994 increased by $838,000 as the Company had financed a portion of the purchase prices of eight properties as of December 31, 1994, as compared to three properties as of December 31, 1993.

Depreciation and amortization increased by $601,000 as the Company acquired additional properties in 1994, and incurred a full year of depreciation in 1994 on properties acquired in 1993.

General and administrative expenses increased by $384,000 due to increased cost for the annual audit, directors fees, legal costs and the advisory fee paid to the Advisor, each of which were a consequence of the growth in the size of the Company in 1994. General and administrative costs declined as a percentage of revenues from 13.7% in 1993, to 7.4% in 1994, due to an increase in revenues as described above.

                    Liquidity and Capital Resources

Cash and cash equivalents as of December 31, 1995 were $1.3 million, a decrease of $1.4 million as compared to December 31, 1994. The decline is primarily due to the Company having fully invested the proceeds from the sale of its common stock, the proceeds from its short and long-term mortgage debt, and its excess cash balances at December 31, 1994, in new investment properties and in tenant and other capital improvements at its properties.

Cash flows from operating activities increased by $3.7 million in 1995 as compared to 1994 due to: (1) the Company s acquisition of 7 properties in 1995 and the inclusion of cash flows from those properties in the operating activities from the dates of their respective acquisitions; (2) the addition of a full year of operating cash flows in 1995 for properties acquired in 1994; and
       (3) improved operating results of properties during 1995.

Cash flows used by investing activities increased by $31.2 million in 1995 as compared to 1994 as the Company acquired 7 properties in 1995 as compared to 3 properties in 1994.

Cash flows from financing activities increased by $27.2 million in 1995 as compared to 1994 as the Company raised $18.8 million via the sale of its common stock in 1995 as compared to $6 million in 1994. In addition, the Company increased its short and long-term borrowings by $15 million in 1995. These funds were used primarily for the acquisition of investment properties and the payment of tenant and building improvement costs.

The Company expects to meet its short-term liquidity requirements generally through its net cash provided by operating activities. The Company considers its cash provided by operating activities to be adequate to meet operating requirements and to fund the payment of dividends in accordance with the REIT requirements under the Internal Revenue Code.

The Company expects to meet its long-term liquidity requirements (such as scheduled mortgage debt maturities, property acquisitions, and significant capital improvements) by long-term collateralized and uncollateralized borrowings and the issuance of debt or additional equity securities in the Company. As of December 31, 1995, the Company had available a $25 million line of credit from American National Bank and Trust Company of Chicago (the ANB Line of Credit ). The amount available from time to time under the line of credit is subject to certain requirements and customary financial covenants.
The Company uses the line of credit for property acquisitions and improvements, working capital needs and as a source of funds for share redemptions as required. As of December 31, 1995, the outstanding borrowings under the ANB Line of Credit were $24,253,148 with $746,852 available to borrow.

The Company recently established a $35 million revolving credit facility with the First National Bank of Boston (as agent) and repaid substantially all of the balance outstanding on the ANB Line of Credit. However, the Company continues to maintain the ANB Line of Credit, but the Company s borrowing capacity under the ANB Line of Credit has been reduced to approximately $5 million.

The Company has no material capital expenditure commitments except that as of December 31, 1995, the Company has commenced a renovation program on its property located in Oak Brook, Illinois. The total renovation costs are estimated to be $1.3 million and will be incurred in 1996. The Company intends to finance the renovation costs by drawing on its Bank of Boston line of credit or the ANB Line of Credit.


                       Forward-Looking Statements

Certain statements in this Form 10 report and in the future filings by the Company with the Securities and Exchange Commission constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. The words believe , expect and anticipate and similar expressions identify forward-looking statements. These forward-looking statements reflect the Company s current views with respect to future events and financial performance, but are subject to many uncertainties and factors relating to the Company s operations and business environment which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties include, but are not limited to, changes in interest rates, increased competition for acquisition of new properties, unanticipated expenses and delays in acquiring properties or increasing occupancy rates, and regional economic and business conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
ITEM 3.   DESCRIPTION OF PROPERTIES

     Tabular information regarding the Company s properties is presented hereafter followed by narrative descriptions of the properties.




Property Location        Property Type  Ownership    Company      Year    Date
                                        Interest    Ownership %  Built  Acquired

11100 Hampshire Ave.     Industrial     Fee            100%     1980     Jan-93
Bloomington, MN

601 Campus Dr.           Single story   Fee            100%      198     May-93
Arlington Heights, IL    office/
                         office service

11925 W. Lake Park Dr.   Single story   Fee            100%      1989    Jun-93
Milwaukee, WI            office


3400 Dundee Road         Multi-story    Fee            100%      1986    Oct-93
Northbrook, IL           office

830 West End Court       Single story   Fee            100%      1986    Nov-93
Vernon Hills, I          office


1011 Touhy Avenue        Multi-story    Fee            100%      1978    Dec-93
Des Plaines, I           office

160-185 Hansen Court     Single story   Fee            100%      1986    Jan-94
Wood Dale, IL            office/
                         office service

150, 175, 250 Patrick    Single story   Fee            100%      1987    Jun-94
Blvd.                    office/
Brookfield, WI           office service

175 Hawthorn Parkway     Multi-story    Fee            100%      1986    Sep-94
Vernon Hills, IL         office

2800 River Road          Multi-story    Fee            100%      1983    Feb-95
Des Pla ines, IL         office

2221 University Ave      Multi-story    Fee            100%      1979    May-95
SE                       office
Minneapolis, MN


1660 Feehanville Dr.     Multi-story    Fee            100%      1989    Aug-95
Mount Prospect, IL       office

10 Oak Hollow & 24800    Multi-story    Fee            100%      1986    Aug-95
Denso Drive              office
Southfield, MI

11270 W. Park Place      Multi-story    Fee            100%      1984    Sep-95
Milwaukee, WI            office

823 Commerce Drive       Multi-story    Fee            100%      1969    Nov-95
Oak Brook, IL            office

565 Lakeview Parkway     Single story   Fee            100%      1991    Dec-95
Vernon Hills, IL         office

1251 Plum Grove Rd.      Single story   Fee            43%       1985    Jan-96
Schaumburg, IL           office

30 Merchant Street       Multi-story    Fee            31.6%     1988    Apr-96
Springdale, OH           office



Property location        Land      Square    Occu-   Encum-brance Avg.     Avg.
                         area      footage   pancy                Gross    Gross
                         in                  12/31/               Rents    Rents
                         acres                1995                PSF      PSF
                                                                  1995     1994
11100 Hampshire          4.0       50,625    91%     $862,977     $4.42    $4.42
Ave.
Bloomington, MN

601 Campus Dr.            6.0      96,792    83%   $1,471,739    $12.46   $12.28
Arlington Heights,
IL

11925 W. Lake Park       3.4       36,069    93%  $1,202,117     $16.20   $15.87
Dr.
Milwaukee, WI

3400 Dundee Road         2.6       75,877   100%  $2,156,869     $18.78   $17.10
Northbrook, IL

830 West End Court       2.3       26,922   100%    $961,213     $14.74   $12.88
Vernon Hills, IL

1011 Touhy Avenue        5.3       155,787   80%  $2,533,586     $16.08   $17.15
Des Plaines, IL


160-185 Hansen           10.6       113,911  92%  $2,813,307     $12.71   $13.44
Court
Wood Dale, IL

150, 175, 250            12.0      116,091   97%  $3,422,479     $14.82   $13.88
Patrick Blvd.
Brookfield, WI

175 Hawthorn             4.6        85,803   80%  $3,209,735     $18.17   $16.15
Parkway
Vernon Hills, IL

2800 River Road          2.0        98,553   75%     (A)          $15.83   n/a
Des Plaines, IL

2221 University          2.8         97,658  98%  $5,420,000     $17.80    n/a
Ave
Minneapolis, MN

1660 Feehanville         7.3        85,865   85%       (A)        $23.51   n/a
Dr.
Mount Prospect, IL

10 Oak Hollow &          10.5       164,282  92%       (A)        $17.07   n/a
24800 Denso Drive
Southfield, MI

11270 W. Park            7.9       196,172   94%       (A)       $17.06    n/a
Place
Milwaukee, WI

823 Commerce Drive       2.6        44,000   36%       --        $14.17    n/a
Oak Brook, IL


565 Lakeview             7.1        84,808    68%      (A)       $12.51    n/a
Parkway
Vernon  Hills, IL


1251 Plum Grove          3.2        43,000     (B)     --        n/a       n/a
Rd.
Schaumburg, IL

30 Merchant St.          5.9       95,910      (B)     --        n/a       n/a
Springdale, OH

 Totals                         1,668,125
                                =========

     An n/a indicates the Company did not own the property at the end of 1994

     (A) These properties are pledged as collateral for the Company s line of credit which tot aled $24,253,148 at December 31, 1995.

     (B) This  property was acquired by the Company  after  December 31, 1995.

Occupancy Table for 1994

Property location        12/31/94       9/30/94        6/30/94        3/31/94
11100 Hampshire Ave.          91%            91%            91%            91%
Bloomington, MN

601 Campus Dr.                93%            92%            92%            77%
Arlington Heights, IL

11925 W. Lake Park            94%            94%            89%            91%
Dr.
Milwaukee, WI

3400 Dundee Road              93%            87%            73%            73%
Northbrook, IL

830 West End Court            100%           84%            75%            75%
Vernon Hills, IL

1011 Touhy Avenue             79%            74%            74%            75%
Des Plaines, IL

160 -185 Hansen Court         74%            74%            74%            60%
Wood Dale, IL

150 , 175, 250 Patrick        84%            84%            69%            n/a
Blvd.
Brookfield, WI

175 Hawthorn Parkway          79%            79%            n/a            n/a
Vernon Hills, IL

2800 River Road               n/a            n/a            n/a            n/a
Des Plaines, IL

221 University Ave            n/a            n/a            n/a            n/a
SE
Minneapolis, M

1660 Feehanville Dr.          n/a            n/a            n/a            n/a
Mount Prospect, IL

10 Oak Hollow & 24800         n/a            n/a            n/a            n/a
Denso Drive
Southfield, MI

11270 W. Park Place           n/a            n/a            n/a            n/a
Milwaukee, WI

823 Commerce Drive            n/a            n/a            n/a            n/a
Oak Brook, IL

565 Lakeview Parkway          n/a            n/a            n/a            n/a
Vernon Hills, IL
n/a

1251 Plum Grove Rd.           n/a            n/a            n/a            n/a
Schaumburg, IL

30 Merchant St.               n/a            n/a            n/a            n/a
Springdale, OH

     An n/a indicates the Company did not own the property at the end of that quarter.

Occupancy Table for 1995

Property location        12/31/95       9/30/95        6/30/95        3/31/95
11100 Hampshire Ave.          91%            91%            91%            91%
Bloomington, MN

601 Campus Dr.                83%            83%            93%            93%
Arlington Heights, IL

11925 W. Lake Park            93%            93%            87%            87%
Dr.
Milwaukee, WI

3400 Dundee Road              100%           98%            95%            95%
Northbrook, IL

830 West End Court            100%           100%           100%           100%
Vernon Hills, IL

1011 Touhy Avenue             80%            81%            76%            80%
Des Plaines, IL

160-185 Hansen Court          92%            92%            92%            74%
Wood Dale, IL

150 , 175, 250 Patrick        97%            96%            87%            84%
Blvd.
Brookfield, WI


175 Hawthorn Parkway          80%            82%            84%            83%
Vernon Hills, IL

2800 River Road               75%            72%            75%            85%
Des Plaines, IL

2221 University Ave           98%            100%           99%            n/a
SE
Minneapolis, M

1660 Feehanville Dr.          85%            83%            n/a            n/a
Mount Prospect, IL

10 Oak Hollow & 24800         92%            90%            n/a            n/a
Denso Drive
Southfield, MI

11270 W. Park Place           94%            93%            n/a            n/a
Milwaukee, WI

823 Commerce Drive            36%            n/a            n/a            n/a
Oak Brook, IL

565 Lakeview Parkway          68%            n/a            n/a            n/a
Vernon Hills, IL

1251 Plum Grove Rd.           n/a            n/a            n/a            n/a
Schaumburg, IL

30 Merchant St.               n/a            n/a            n/a            n/a
Springdale, OH

     An n/a indicates the Company did not own the property at the end of that quarter.
     The Company has leases with approximately 200 tenants with an average remaining lease term of 5.2 years. Given current market condition and increasing rental rates in all of the Company's suburban markets, the Company believes that releasing upon rollover to existing or new tenants will provide increases in annual gross rents, net income and FFO. The lease rollover schedule for the portfolio as of December 31, 1995 is summarized bel ow:

       Number of Square Feet(SF)     Percentage of  Annualized     Percentage of
       Leases    Subject to          Portfolio      Total Rent     Annual Total
Expiring         Expiring Leases     SF Expiring    Under          Rent Under
                                                    Expiring       Expiring
Leases
Year                                                Leases
1996     31        120,256        7.6%               $2,093,399   10.0%
1997     33        191,185        12.2%               2,220,465   10.6%
1998     34        236,070        15.0%               4,173,504   20.0%
1999     29        167,767        10.7%               2,756,304   13.3%
2000     32        228,755        14.5%               3,573,221   17.1%
2001     13        157,673        10.0%               2,499,144   12.0%
2002     5          76,964         4.9%               1,104,288    5.3%
2003     1           3,704         0.2%                  52,314     .3%
2004     4          40,618         2.6%                 569,892    2.7%
2005     2          69,253         4.4%                 901,356    4.3%
2006     1          48,798         3.1%                 898,752    4.3%

Current Vacancies  231,436        14.7%

 Total
 Port-
 folio  185      1,572,506         100%             $20,854,638  100.0%

        Summary of Primary Tenants

     The Company has the following tenants which occupy ten percent or more of the rentable square footage of the property they occupy. However, no tenant occupies more than ten percent of the rentable square footage of the properties in the aggregate, or represents more than ten percent of the aggregate annual base rent of the properties. The following chart shows the principal provisions of the lease with each of those tenants that occupy ten percent or more of the leasable square footage of each property:

                                                       Expiration
Tenant         Business of Tenant       Annual         Date of     Renewal
                                      Base Rent        Lease       Options
Roadway Package      Freight            $200,400       08/31/1997     (1)
Systems, Inc.       Distribution

American Honda      Automobile          $480,679       05/31/2000     None
 Motor Co.(2)       Training

American Honda      Automobile Finance  $119,564       05/31/2000     None
 Finance, Inc.(2)

C.P. Clare          Industrial          $160,893       06/30/2000     None
                    Electronics Sales

DonTech             Publishing          $179,181       05/14/2004     None

Siemens Nixdorf     Electronics         $115,047       04/30/1997     (3)

AGIE, USA           Tool & Die          $168,673       12/31/2002     (4)
                    Equipment Sales/
                    Showroom

Merisel, Inc.       Computer Reseller   $123,769       04/30/1997     None

Sales Force,Inc.    Food Distribution   $159,609       08/31/2005     None

Sisters of the      Healthcare          $269,852       09/30/1998     None
Sorrowful Mother
Ministry Corp.

Montgomery          Environmental       $118,677        04/30/2000    None
   Watson           Testing Services

North American      Insurance           $188,960       02/28/1998     None
Special Risk

Medical Business    Financial Planning  $268,769       02/13/1999     (5)
Consultants,
  Inc.

Manpower, Inc.      Temporary           $ 55,723       09/30/1999     (5)
                    Employment Service

Family Care         Healthcare           $ 31,813      12/31/1997     None
  Services

North Suburban       Healthcare         $151,496       12/31/2004     None
 Clinic

Graber &             Healthcare          $ 35,844       10/16/2000    None
 Associates

Health Direct,      Healthcare           $409,947      06/28/2002     (6)
 Inc.

Lutheran General    Healthcare          $188,163       05/31/2002     (6)
Medical Group

Hewlett Packard     Computer Related    $200,688       11/30/1999     (8)
Co.                 Sales/Service

Digital             Computer Related     $100,160      12/31/1998     (9)
Equipment Corp.     Sales/Service

Abbott              Pharmaceutical       $230,749      02/28/2000     (9)
Laboratories        Supplies

Polygram Group      Entertainment        $211,498      03/14/1999    None

WorldCom, Inc.      Telecommunications   $209,932      07/14/2001    (10)

Contract            Commercial           $612,205      11/30/1996     (b)
Interiors           Interior Designer

AT&T                Telecommunications   $239,583      01/31/2000     (c)

Bay Networks,        Computer            $271,813      09/30/2000     None
 Inc.                Networking

Metropolitan        Insurance           $ 781,942       08/31/1998    (a)
  Life

Howard Needles      Architectural        $544,633      11/30/2000     (d)
Tamen & Bergdoff    Services

A.O. Smith Corp.    Car and Truck       $ 343,537      10/31/2005     None
                    Frames

Wausau Insurance    Insurance           $ 524,578      04/30/2006     (c)

Computer Power      Software            $ 196,364      10/31/1998     None
 Group               Installation &
                     Service

The Waxler          Food Distribution    $ 99,167       05/31/1999    (d)
   Company

Sparkling Spring    Bottled Water        $ 154,480      03/31/2001    (d)
Water Co.           Sales

PNC Mortgage Co.    Mortgage Broker      $ 276,021      08/31/1997    None

State Farm          Auto Insurance        $ 41,951      04/30/1997    None
Mutual Auto
Insurance

Vanguard            Property             $ 87,638       07/31/1998    None
Management Corp.    Management

Health Partners     Professional        $748,560       01/31/2001     (11)
                    Medical
                    Associations


     (a) Two five-year options at market (as defined)

     (b) Two three-year renewal options at market (as defined)

     (c) One five-year option at $19.00 psf. May terminate on 1/31/98 with nine months notice plus penalty of $82,000.

     (d) One five-year option at market

     (e) May terminate on 4/30/2001 with at least six months notice plus a penalty as defined in the lease (but no less than five months base rent).

     (1) Roadway Package Systems, Inc. has two five-year extension options. The first five- year option has a base rent of $210,000 per annum for the period
September 1, 1997 to August 31, 1999, and $215,000 per annum for the period September 1, 1999 to August 31, 2002. The second five-year option requires the rent to be adjusted to the lesser of a market rate of rent as determined by certified appraiser or the base rent for the year ended August 31, 1997 adjusted for the increase in the Consumer Price Index during the period from June 1997 to June 2002.

     (2) American Honda Motor Co. and American Honda Finance Co. are affiliated companies.

     (3) Siemens Nixdorf has two three-year renewal options to extend the term of its lease at 90% of the market rental rate (as defined in the lease) at the time of each renewal.

     (4) AGIE, USA has two five-year renewal options to extend the term of its lease at a market rental rate (as defined in the lease) at the time of each renewal.

     (5) This tenant has one five-year renewal option to extend the term of its lease at a market rental rate (as defined in the lease) at the time of renewal.

     (6) Health Direct, Inc. and Lutheran General Medical Group (which are affiliated companies) have two five-year renewal options to extend the term of their leases at a market rental rate (as defined in the lease) at the time of each renewal.
     (7) Hewlett Packard Co. has two five-year renewal options to extend the term of its lease at 90% of the market rental rate (as defined in the lease) at the time of each renewal.
     (8) Digital Equipment Corp. has two one-year renewal options to extend the term of its lease at a market rental rate at the time of each renewal. In no event can the rental rate on each renewal be less than $10.41 per square foot.
     (9) This tenant has two three-year options to renew its lease at market rent (as defined in the lease).
     (10) This tenant has two five-year renewal options to renew its lease at market rent (as defined in the lease).
     (11) Health Partners has one five-year renewal option at a rental rate as defined in the lease. If Health Partners does not provide the landlord with a notice that it does not elect to renew its lease, the lease automatically extends for five years at stated terms.

         Narrative Description of the Properties:

      Light Industrial/Distribution Facilities

      11100 Hampshire Avenue, Bloomington, Minnesota.

     This property is a single story light industrial building that includes two stories of attached office space situated on approximately four acres of land. There are parking spaces for 90 cars and 10 truck trailers. Built in 1980, the property contains 50,625 square feet of which 8,750 square feet is office space and the balance is warehouse space. The property competes with other office/warehouse properties in the surrounding suburban Minneapolis area. The submarket in which the property is located contains approximately 6.1 million square feet of office/warehouse building space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 98%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

      This property was purchased by the Company in January 1993 for the fully capitalized cost of $1,433,932 ($28.32 per square foot), and a portion of the purchase price was refinanced by a first mortgage loan in the amount of $940,000. The mortgage loan bears interest at 8.5% per annum, which is adjustable on October 1, 1998 and each October 1 thereafter to the Moody's A Corporate Bond Index Daily rate plus 0.125% per annum. Monthly payments of $9,257 (including interest) are due until October 1998 when the monthly payment is adjusted concurrent with the interest rate reset so that monthly payments are based on a fifteen-year amortization period. The loan matures October 1, 2003, when the remaining principal balance of $451,091 is due (assuming the interest rate remains at 8.5% per annum throughout the term of the loan). The loan may be prepaid at any time with 30 days' notice to the lender. A prepayment penalty is due equal to a percentage of the then outstanding principal amount as follows:

      Period                            Percentage
October 1, 1995 - September 30, 1996   4.0%
October 1, 1996 - September 30, 1997   3.5%
October 1, 1997 - September 30, 1998   3.0%
October 1, 1998 - September 30, 1999   2.5%
After September 30, 1999               2.0%

     The loan may be prepaid without penalty during the 15-day period prior to the interest rate reset on October 1, 1998 and each October 1st thereafter and during the last 60 days of the loan term. The loan balance as of December 31, 1995 was $862,977.

     As of December 31, 1995, this property was 91.4% leased. The only tenant is Roadway Package Systems, Inc., which occupies the property pursuant to a lease expiring in 1997 with two five-year options. This tenant uses the space primarily as a warehouse in connection with the operation of its freight distribution and delivery business .

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming the tenant does not exercise renewal options.



Year of    Number of    Net Rentable   Annual Base    Percentage of
Lease      Tenants      Square Feet    Rent Under     Total Annual
Expiration with         Subject to     Expiring       Base Rent
           Expiring     Expiring       Leases         Represented by
           Leases       Leases                        Expiring Leases

1996          -         -              -               -
1997          1         46,250         $200,400       100%
1998          -         -              -               -

     For Federal income tax purposes, the Company's basis in this property was $1,375,242 (including $310,000 for the land) at December 31, 1994. Buildings and improvements are depreciated over 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1995 were $74,069.

           Office/Office Service Center Facilities:

           601 Campus Drive, Arlington Heights, Illinois.

     This property is a single story office/service center building built in 1987, and has approximately 97,000 square feet. It is located on a six-acre site with parking spaces for 285 cars. The property competes with other office/service properties and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 1.9 million square feet of such space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 85%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company purchased this property in May 1993 for the fully capitalized cost of $3,163,967 ($32.69 per square foot), and later placed a first mortgage loan on the property in the amount of $1,600,000. The mortgage loan bears interest at 8.25% per annum until November 1, 1998, when the rate is reset on that date and on each November 1 thereafter at a rate equal to the one-year Treasury Constant Maturity Index (as defined) plus 3.25% per annum. In no event can the interest rate on the loan be less than 7% per annum. Monthly payments of $15,522 (including interest) are required until November 1, 1998, when the monthly payment will be adjusted concurrent with the reset of the interest rate as if the loan were amortized over a 15-year term. The loan matures October 31, 2003, when the remaining principal balance of $807,905 is due (assuming the interest rate on the loan remains at 8.25% per annum throughout the term of the loan). The loan may be prepaid with a penalty equal to ninety days' interest at any time. In addition, the loan may be prepaid without penalty during the period October 1, 1998 to October 31, 1998 and during each sixty-day period immediately prior to the date of the annual interest rate reset. The loan balance at December 31, 1995 was $1,471,739.

     As of December 31, 1995, the property was 83.1% leased. Approximately half the space is rented by American Honda Motor Co. to house its finance division and to use as a mechanics classroom/training facility pursuant to leases expiring in the year 2000. Other tenants use the space predominantly as office space for sales and technical representatives.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.


Year of    Number of    Net Rentable   Annual Base    Percentage of
Lease      Tenants      Square Feet    Rent Under     Total Annual
Expiration with         Subject to     Expiring       Base Rent
           Expiring     Expiring       Leases         Represented by
           Leases       Leases                        Expiring Leases

1996          1         3,757         $44,419         4.5%
1997          -         -              -               -
1998          -         -              -               -
1999          -         -              -               -
2000          3         61,980         761,136        77.3%
2001          -         -              -               -
2002          -         -              -               -
2003          -         -              -               -
2004          1         14,690         179,181        18.2%
2005          -         -              -               -


     For Federal income tax purposes, the Company's basis in this property was $3,738,942 (including $900,000 for the land) at December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $315,501.

            160, 165, 175, 180, and 185 Hansen Court, Wood Dale, Illinois.

     This property consists of five single-story office/service center buildings with a total rentable space of approximately 114,000 square feet on 10.58 acres. There is parking available for 389 cars. The buildings were constructed in 1986. Tenants use the space in the buildings predominantly as office/showroom space for sales and technical representatives. The property competes with other office/service properties and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 1.9 million square feet of such space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 85%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     This property was acquired by the Company in January 1994 for the fully capitalized cost of $5,310,289 ($46.62 per square foot) from a life insurance company. On April 29, 1994, the Company refinanced a portion of the purchase price of the property with a first mortgage loan in the amount of $3,000,000. The mortgage loan bears interest at 7.875% per annum and requires monthly payments of $28,454 (including interest) until May 1, 2009, when the loan will be fully amortized and retired. The loan may be prepaid at any time with payment of a prepayment fee equal to 4% of the then outstanding principal balance during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal balance during the last five years of the loan term. The loan may be prepaid without penalty during the last six months of the loan term. The loan balance at December 31, 1995 was $2,813,807.

     Approximately 92.4% of the rentable space was leased as of December 31, 1995. Major tenants include the Sales Force Companies (18,241 square feet), Agie, USA (16,955 square feet), and Siemens Nixdorf (12,384 square feet), with leases expiring in 2005, 2002 and 1997, respectively, for approximately 42% of the rentable space.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercises renewal options.


Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          1          4,678          $4,441         4.3%
1997          5         41,535         415,626        39.8%
1998          2         13,004         153,468        14.7%
1999          -         -              -               -
2000          1         2,958           25,883         2.5%
2001          -         -              -               -
2002          1         16,935         168,673        16.2%
2003          -         -              -               -
2004          1         7,939           77,306         7.4%
2005          1         18,241         159,609        15.3%

     For Federal income tax purposes, the Company's basis in this property was approximately $5,636,620 (including $2,100,000 for the land) as of December 31, 1994. Buildings and improvements will be depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $113,054.

            150, 175, and 250 North Patrick, Brookfield, Wisconsin.

     This  property  consists  of two  single-story  office  buildings  and  one single-story service center building with a total rentable space of approximately 116,085 square feet on 12 acres. There is parking available for 515 cars. This property is situated in Brookfield Lakes Corporate Center in suburban Milwaukee which was developed by Trammel Crow Company in 1987. The development includes five lakes, extensive landscaping, jogging trails,
a
Wyndham Hotel/Health Club, a bank, child care facilities, restaurants and retail facilities. Businesses of tenants in this property include insurance, healthcare, electronics sales and service, and computer-related sales and service. The property competes with other single- story and multi-story buildings in the surrounding area. The submarket in which the property is located contains 2.8 million square feet of single-story and multi-story office space. As of December 31, 1995, the market occupancy for this type of space was approximately 95%. The Company believes that its rental rates and concession packages offered to tenants are competitive with those offered by other property owners in this submarket.

     The property was acquired by the Company in June 1994 for the fully capitalized cost of $6,564,742 ($55.57 per square foot) from a life insurance company that had foreclosed on the property in 1992. The Company obtained a mortgage loan in the amount of $3,500,000 secured by the property in October 1994. The mortgage loan bears interest at 8.95% per annum, has a twenty (20) year amortization schedule and requires monthly payments of $31,378 (including interest) until October 13, 2004, when the remaining principal balance of $2,495,096 will be due and payable. The Company has no right to prepay the loan for the first five years; however, the lender may agree to accept prepayment with a 7% premium on the principal amount prepaid. Beginning in the sixth year of the loan, the Company may prepay the loan with a premium equal to a percentage of the principal amount prepaid as follows:

            Period                            Percentage
October 13, 1999 - October 12, 2000          5%
October 13, 2000 - October 12, 2001          4%
October 13, 2001 - October 12, 2002          3%
October 13, 2002 - October 12, 2003          2%
October 13, 2003 - April 12, 2004       1%

     There is no prepayment premium due if the remaining principal balance is paid on October 13, 2004 or during the 180 days before that date. The loan balance as of December 31, 1995 was $3,422,47 9.

     Approximately 96.5% of the rentable space was leased as of December 31, 1995. Major tenants include Digital Equipment (15,297 square feet), Hewlett-Packard (22,910 square feet), and the Genetic Testing Institute (9,277 square feet), with leases expiring in 2000, 1999, and 2002, respectively, for approximately 41% of the rentable space.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          1          2,364          20,709         2.0%
1997          1          5,353          58,455         5.5%
1998          4         25,822         292,484        27.7%
1999          5         43,072         397,643        37.7%
2000          4         20,588         210,024        19.9%
2001          -           -               -             -
2002          1          9,277          76,257         7.2%

     For Federal income tax purposes, the Company's basis in this property was $6,744,778 (including $2,600,000 for the land) as of December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $149,143.

            Office Properties:

            11925 West Lake Park Drive, Milwaukee, Wisconsin.

     This property is a single-story office building developed in 1989 and situated in "Park Place Business Park," a 305-acre commercial development of an affiliate of the Trammell Crow Company. The property has 36,000 square feet of rentable space and rests on 3.4 acres. There are parking spaces for 131 cars.

     The headquarters offices of the Sisters of the Sorrowful Mother Ministry Corp., a prominent Wisconsin hospital and health care company, are located in the building. This property competes with other single-story and multi-story office properties in the surrounding area. Within the Park Place Business Park, there is approximately 707,000 square feet of building space. As of December 31, 1995, the occupancy within the Park Place Business Park was approximately 91%. The company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company acquired this property in June 1993 from the Resolution Trust corporation for the fully capitalized price of $2,137,808 ($59.27 per square foot) and later obtained a first mortgage loan secured by the property in an amount of $1,260,000. The mortgage note bears interest at 8.75% per annum and requires monthly payments of $11,135 (including interest) until October 1, 2003 when the remaining principal balance of $893,034 is payable. The loan may be prepaid with a penalty equal to a percentage of the then outstanding principal balance as follows:

            Period                            Percentage
October 1, 1995 - September 30, 1996   3%
October 1, 1996 - September 30, 1997   2%
October 1, 1997 - September 30, 1998   1%

     After September 30, 1998, the loan may be prepaid without penalty. The mortgage loan requires that the Company limit secured borrowing on any individual property it owns to a 70% loan-to-value ratio and aggregate secured borrowing on its owned properties to a 50% loan-to-value ratio. The loan balance at December 31, 1995 was $1,202,117.

     As of December 31, 1995, 93.1% of the property was leased and the major tenants are the Sisters of the Sorrowful Mother Ministry Corp. (18,364 square feet) and Montgomery Watson (6,981 square feet). The Sisters of the Sorrowful Mother Ministry Corp. has a lease for approximately 52% of the space which expires in 1998. Montgomery Watson's lease for approximately 19% of the space expires in 2000.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          1         2,144          $33,532         6.4%
1997          -         -              -               -
1998          1         18,364         269,852        51.5%
1999          1         4,013           67,619        12.9%
2000          2         9,069          153,338        29.2%

     For Federal income tax purposes, the company's basis in this property was $2,139,142 (including $318,750 for the land) at December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $78,192.

         3400 Dundee Road, Northbrook, Illinois.

     This property is a three-story office building with 75,000 square feet of rentable space on 2.6 acres with parking spaces for 296 cars. The building was built in 1986. Tenants include insurance brokerage, financial planning, mortgage banking and accounting firms, among others. This property competes with other single-story and multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 5 million square feet of single-story and multi-story office space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 91%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     This property was acquired by the Company from a major insurance company in October 1993 for the fully capitalized cost of $4,083,422 ($53.82 per square foot). In April 1994, the Company financed a portion of the purchase price with a first mortgage loan in an amount of $2,300,000 bearing interest at 7.875% per annum and requiring monthly payments of $21,814 (including interest) until May 1, 2009 when the loan will be fully amortized and retired. The loan may be prepaid at any time with a prepayment fee equal to 4% of the then outstanding principal amount during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal amount during the last five years of the loan term. The loan may be repaid without penalty during the last six months of the loan term. The loan balance at December 31, 1995 was $2,156,869.

     As of December 31, 1995, this property was 100% leased. Medical Business Consultants (12,561 square feet) and North American Special Risk Association (9,550 square feet) are the two largest tenants, representing 29% of the rentable space, with leases expiring in 1999 and 1998, respectively.

     The following table is a schedule of lease expirations for the leases in place, as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases      Leases                        Expiring Leases

1996          -         -              -               -
1997          3         4,515          $49,277        4.2%
1998          4         17,186         297,725        25.3%
1999          3         20,349         391,335        33.2%
2000          5         16,821         266,660        22.6%
2001          2         6,856           78,054         6.6%
2002          1         3,535           50,427         4.3%
2003          -         -              -               -
2004          1         5,622           44,976         3.8%

     For Federal income tax purposes, the Company's basis in this property was $4,371,921 (including $607,500 for the land) at December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $264,639.

         830 West End Court, Vernon Hills, Illinois.

     This property is a single-story medical office building containing 26,900 square feet of rentable space on 2.26 acres. The property was built by an affiliate of the Trammell Crow Company in 1990. There are parking spaces for 122 cars. Tenants in the property are engaged in a variety of medical, health-related and other service businesses. The property competes with other single story and multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 1.9 million square feet of single story and multi-story office space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 90%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The building was purchased by the Company from a major financial institution in November 1993 for the fully capitalized cost of $1,853,484 ($68.85 per square foot). In May 1994, a portion of the purchase price was refinanced with a first mortgage loan of $1,025,000 bearing interest at 7.875% per annum. The mortgage loan requires monthly payments of $9,722 (including interest) until May 1, 2009 when the loan will be fully amortized and retired. The loan may be prepaid at any time with payment of a prepayment fee equal to 4% of the then outstanding principal amount during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal balance amount during the last five years of the loan term. The loan may be prepaid without penalty during the last six months of the loan term. The loan balance at December 31, 1995 was approximately $961,213.

     As of December 31, 1995, the property was 100% leased, with 46% of the rentable space being rented by The North Suburban Clinic, a subsidiary of Caremark, Inc., subject to a lease expiring in 2004. The North Suburban Clinic operates medical clinics (multiple specialties) in three different suburban locations.

     The following table is a schedule of lease expirations for the leases in place, as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of    Number of    Net Rentable   Annual Base    Percentage of
Lease      Tenants      Square Feet    Rent Under     Total Annual
Expiration with         Subject to     Expiring       Base Rent
           Expiring     Expiring       Leases         Represented by
           Leases       Leases                        Expiring Leases

1996          -         -              -               -
1997          1         4,388          $31,813         10.8%
1998          1         1,688           17,724          6.1%
1999          1         5,743           55,723         19.0%
2000          1         2,736           35,844         12.3%
2004          1         12,367         151,496         51.8%

     For Federal income tax purposes, the Company's basis in this property was $1,901,697 (including $277,500 for the land) at December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $32,428.

            1011 East Touhy Avenue, Des Plaines, Illinois.

     This property is a five-story office building with 155,787 square feet of rentable space on 5.3 acres. The property was built by an affiliate of the Trammell Crow Company in 1978, and has parking spaces for 500 cars. Tenants use this property's office space for a variety of service businesses, including healthcare, insurance sales, financial planning, and public relations. This property competes with other multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 13 million square feet of multi-story office space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 85%. The Company believes that the market rental rates and concession packages to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket and that the improvements (described below) strengthened the property's competitive position in this submarket.

     In December 1993, the Company acquired this property for the fully capitalized cost of $4,652,623 ($29.87 per square foot) from an affiliate of
a
major financial institution. The Company renovated this property to modernize the atrium and common areas for approximately $900,000. Renovation was completed in October, 1995. After acquisition, the Company financed a portion of the purchase price with a first mortgage loan in the amount of $2,675,000. The loan bears interest at 8.5% per annum and requires monthly payments of $26,342 (including interest) until August, 2009 when the loan will be fully amortized and retired. The loan may be repaid at any time with payment of a prepayment fee equal to 4% of the then outstanding principal balance during the first ten years of the loan term. The prepayment fee declines to 3% of the then outstanding principal balance during the last five years of the loan term. The loan may be repaid without penalty during the last six months of the loan term. The loan balance at December 31, 1995 was $2,533,586.

     As of December 31, 1995, the property was 79.9% leased. The major tenants in the building are Health Direct, Inc. (28,779 square feet), Lutheran General Medical Group, S.C. (20,950 square feet), Prudential Insurance (10,846 square feet), and Irwin Broh and Associates (10,825 square feet), who together rent 46% of the total rentable space. Health Direct, Inc. and Lutheran General Medical Group, S.C. are affiliated companies whose leases expire in 2002. The Irwin Broh and Associates and Prudential Insurance leases expire in 1998 and 2001 respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of    Number of    Net Rentable   Annual Base    Percentage of
Lease      Tenants      Square Feet    Rent Under     Total Annual
Expiration with         Subject to     Expiring       Base Rent
           Expiring     Expiring       Leases         Represented by
           Leases       Leases                         Expiring Leases

1996          4         12,613         233,707        12.7%
1997          8         17,619         277,078        15.1%
1998          6         22,103         434,418        23.6%
1999          2         4,961           69,705         3.8%
2000          1         6,132           87,381         4.8%
2001          2         12,732         120,136         6.5%
2002          2         49,729         618,101        33.6%

     For Federal income tax purposes, the Company's basis in this property was $4,630,780 (including $720,000 for the land) at December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $471,864.

     One Hawthorn Place, 175 East Hawthorn Parkway, Vernon Hills, Illinois

     This property is a four-story office building containing 85,803 square feet of rentable space. This property was completed in 1986 and includes a two-story glassed lobby with a cathedral ceiling and an inlaid mosaic floor. The property is situated on approximately 4.6 acres of land and there are parking spaces for 280 cars. Tenants are engaged in a variety of businesses and industries. The property competes with single-story and other multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 1.9 million square feet of such space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 90%. The Company believes that its market rental rates and concession packages are competitive with the rental rates and concessions offered by other property owners in this submarket.

     On September 30, 1994, the Company purchased this property from Turner Development Corp., a subsidiary of Turner Construction Co. The fully capitalized purchase price was $6,312,338 ($73.67 per square foot). In April, 1995, the Company obtained a first mortgage loan in the amount of $3,250,000 with a term of five years. The loan bears interest of 8.94% per annum and requires monthly payments of $29,116 (including interest) until April 1, 2000 when the remaining balance of $2,888,352 is due. The loan may be repaid at any time without penalty. The loan balance at December 31, 1995 was $3,209,735.

     As of December 31, 1995, this property was 79.9% leased. The major tenant is Abbott Laboratories, Inc. which occupies two spaces, one space of approximately 7,900 square feet under a lease which commenced December 1994 and expires in 1999, and another space of approximately 5,440 square feet under a lease which commenced March 1995 and expires in 2000. These leases represent 15.0% of the rentable space in this property. Another major tenant, Association of Legal Administrators, occupies a space of 8,380 square feet under a lease expiring January 1999. This lease represents 9.8% of the rentable space in this property.

     The following is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of    Number of    Net Rentable   Annual Base    Percentage of
Lease      Tenants      Square Feet    Rent Under     Total Annual
Expiration with         Subject to     Expiring       Base Rent
           Expiring     Expiring       Leases         Represented by
           Leases       Leases                        Expiring Leases

1996          6         11,133         180,938        16.0%
1997          6         11,624         191,342        16.9%
1998          3         10,868         182,087        16.1%
1999          3         15,892         244,349        21.6%
2000          3         17,658         308,312        27.2%
2001          1         1,373           24,027         2.1%

     For Federal income tax purposes, the Company's basis in this property was $6,453,973 (including $1,600,000 for the land) at December 31, 1994. Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $117,791.

         2800 River Road, Des Plaines, Illinois

     This property is a four-story office building with 98,553 square feet of rentable space on 1.97 acres. The property was built in 1983. There are parking spaces for 322 cars, including a two-level parking deck and 52 underground heated parking spaces. Tenants in the property are engaged in a variety of businesses. The property competes with other single-story/multi-story office properties in the surrounding area. The submarket in which the property is located contains approximately 13 million square feet of single and multi-story office space. As of December 31, 1995, the market occupancy rate for this type of space was approximately 85%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The building was purchased by the Company from The California State Teachers Retirement System in February 1995 for the fully capitalized cost of $4,761,053 ($48.31 per square foot). As of December 31, 1995, the property was 75% leased. Major tenants include WorldCom, Inc. which occupies two spaces aggregating 18,700 square feet, and Polygram Group which occupies 11,348 square feet. These leases represent 36% of the rentable space in the building and expire in 2001 and 1999.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          5         14,229         255,186        22.6%
1997          4         12,837         183,112        16.2%
1998          2          5,791          83,350         7.4%
1999          2         14,453         254,964        22.6%
2000          4          8,797         141,011        12.5%
2001          1         18,700         209,932        18.6%

     For Federal income tax purposes, the Company's basis in this property is approximately $4,745,000 (including $1,300,000 for the land) at the date of purchase. Buildings and improvements will be depreciated over a forty-year life using the standard line method. Property taxes paid in 1995 for the year ended December 31, 1994 were $404,287.

            2221 University Avenue Southeast, Minneapolis, Minnesota

     This property is a four-story office building with 97,658 square feet of rentable space on 2.82 acres. The property was built in 1980. There are parking spaces for 259 cars, including 59 spaces in an underground heated garage. Given the proximity of the property to the University of Minnesota-Minneapolis campus and the University Hospital, tenants in the property are engaged in University and health care related businesses. The property competes with other single-story/multi-story office properties owned by private parties and the University in the surrounding area. The submarket in which the property is located contains approximately 1.1 million square feet of single and multi-story office space. The property is the closest privately-owned facility to the University campus. As of December 31, 1995, the market occupancy rate for this type of space was approximately 90%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The property was purchased by the Company from a private limited partnership in May 1995 for the fully capitalized cost of $8,190,374 ($83.87 per square foot). A portion of the purchase price of the property was financed by the assumption of $5,590,000 of tax-exempt bonds issued by the City of Minneapolis and secured by a letter of credit issued by a bank on behalf of the Company. The bonds bear interest at a floating rate (with a maximum rate of 10% per annum) which is determined by the bond placement agent. The rate on the bonds at December 31, 1995 was 5.3% per annum. The total interest cost on the bonds to the Company is currently approximately 6% per annum which includes the interest due on the bonds, a fee paid for the letter of credit, and certain trustee and bond placement fees.

     The bonds mature on June 1, 2009, and are subject to annual principal payments on June 1 of each year as follows:

         Year Amount    Year Amount    Year   Amount
         1996 $185,000  2001 $310,000  2006  $505,000
         1997  205,000  2002  340,000  2007   560,000
         1998  230,000  2003  375,000  2008   620,000
         1999  230,000  2004  415,000  2009   685,000
         2000  280,000  2005   460,000

     Interest is payable monthly. The bonds may be repaid at any time without penalty. The principal balance outstanding at December 31, 1995 was $5,420,000.

     As of December 31, 1995, the property was 98.1% leased. Approximately 76,000 square feet of space (78% of the property) is leased to Health Partners, a partnership of four medical associations, under a lease which expires January 31, 2001. The partners of Health Partners are the American Academy of Neurology, the Hennepin County Medical Society, the Minnesota Hospital Association, and the Minnesota Medical Association. The American Academy of Neurology, and the Minnesota Hospital Association occupy 26,797 square feet at the property. The balance of the space leased by Health Partners has been sublet to the University of Minnesota. In addition to the space sublet from Health Partners, the University of Minnesota leases 10,675 square feet (11% of the property) under leases which expire at various dates in 1996.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.


Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                         Expiring Leases

1996          5         11,206         185,517        17.6%
1997          2            668          36,917         3.5%
1998          -          -              -               -
1999          -          -              -               -
2000          1          1,555          18,268         1.7%
2001          2         82,672         812,568        77.2%


     For Federal income tax purposes, the Company's basis in this property is approximately $8,130,000 (including $1,100,000 for the land) at the date of purchase. Buildings and improvements will be depreciated over a forty-year life using the straight line method. Property taxes paid in 1995 for the year ended December 31, 1995 were $268,585.

            1660 Feehanville Drive, Mount Prospect, Illinois.

     This property is a Class A office building with 85,863 square feet of rentable space which was constructed during 1989 in the Kensington Center Business Park, which is bounded by U.S. 12, Wolf Road, and Kensington Avenue. The exterior is clad in two sizes of ironspot face brick with matte black accent at the floor lines. Highlighting the entryway is the lobby's clear curtain wall area and a silver reflective curtainwall with black horizontal trim on the east elevation. The remainder of the building features strip windows with gray tinted glass in black anodized aluminum frames. Metropolitan Life Insurance Company is the major tenant. The seller was a prominent national real estate developer and general contractor, which acted on a decision to liquidate its entire office portfolio and focus on its construction management and build-to-suit business. The submarket in which the property is located contains approximately 12.1 million square feet of office space. As of December 31, 1995, the market occupancy for this type of space was approximately 85%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company acquired this property in September 1995 for the fully capitalized cost of $5,402,526 ($62.92 per square foot). The property is pledged as security for the Company's line of credit.

     As of December 31, 1995, 84.9% of the property was leased with the major tenant being Metropolitan Life Insurance Company (66,419 sq. ft.). Metropolitan Life Insurance Company has a lease for approximately 77% of the space which expires in 1998.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of   Net Rentable   Annual Base    Percentage of
Lease       Tenants     Square Feet    Rent Under     Total Annual
Expiration  with        Subject to     Expiring       Base Rent
            Expiring    Expiring       Leases         Represented by
           Leases       Leases                        Expiring Leases

1996          1         4,885          66,164          7.7%
1997          -         -              -               -
1998          1         66,419         791,886        92.3%

     For Federal income tax purposes, the Company's basis in this property was approximately $5,380,000 (including $1,100,000 for the land). Buildings and improvements are depreciated over a 40-year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $434,226.

            24800 Denso Drive/#10 Oak Hollow, Southfield, Michigan

     These Class A office buildings were constructed during 1986-1987 in the Oak Hollow Corporate Campus, an award-winning office park located in the area's only naturally wooded setting. The two buildings collectively total 164,282 square feet of rentable space and feature two-story atriums with lobbies finished in either marble and polished brass or brick pavers with accents of oak trim and glass railings. The site is within one mile of Detroit's primary freeway hub, affording easy access in all directions via Telegraph Road, I-696, and Northwestern Highway. Exterior construction consists of face brick on metal stubs surrounding a steel frame. Continuous strip windows with anodized aluminum frames and tinted double-pane insulating glass highlight each floor. The submarket in which the property is located contains approximately 15 million square feet of office space. As of December 31, 1995, the market occupancy for this type of space was approximately 84%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company acquired these two buildings in a single transaction in September 1995 for the fully capitalized cost of $12,756,163 ($77.65 per square foot). The property is pledged as security for the Company's line of credit.

     As of December 31, 1995, 91.6% of the property was leased and the major tenants are Contract Interiors (31,262 sq. ft., 19% of the building), Tokai Rika (13,662 sq. ft., 8% of the building), Firemans Fund Insurance (15,170 sq. ft., 9% of the building), Alcoa (7% of the building, 12,010 sq. ft.), AT&T (16,523 sq. ft., 10% of the building) and Bay Networks (17,258 sq. ft., 11% of the building).

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          3         41,693         $781,222       29.3%
1997          2         15,294         255,941         9.6%
1998          3         20,741         386,183        14.5%
1999          4         25,859         412,241        15.5%
2000          6         46,769         727,463        27.3%
2001          1         8,376          100,512         3.8%

     For Federal income tax purposes, the Company's basis in these properties will be approximately $12,738,000 (including $2,287,000 for the land). Building and improvements will be depreciated over a 40 year life using the straight line method. Property taxes paid in 1995 were $292,744.

         One Park Plaza, Milwaukee, Wisconsin

     This property is a Class A office building with 196,172 square feet of rentable square feet which is located in the 305-acre Park Place development in the northwest sector of the city of Milwaukee. Park Place features a spring-fed seven-acre lake with fountains, an outdoor plaza amphitheater, a 0.7 mile walking path, and tennis and basketball courts. Constructed in 1984 by a well-known national real estate developer, the building features an on-site bank, a deli/restaurant, and a U.S. postal station. The exterior elevation of this 12- story building consists of polished granite on the first two floors and reflective glass set in anodized aluminum frames on the remaining levels. Parking for 656 cars is provided by a two-story parking deck. The building's location hear the intersection of U.S. 41, U.S. 45, and Good Hope Road affords easy access to all parts of the metropolitan area. Within the Park Place Business Park, there is approximately 707,000 square feet of building space. As of December 31, 1995, the occupancy within the Park Place Business Park was approximately 91%. The company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company acquired this property in September 1995 for the fully capitalized cost of $15,675,908 ($79.91 per square foot). The property is pledged as security for the Company's line of credit.

     As of December 31, 1995, 93.5% of the property was leased and the major tenants include Wausau Insurance (48,798 sq. ft., 25% of building), A.O. Smith (51,012 sq. ft., 26% of building), Howard Needles Tammen & Bergendoff (33,177 sq. ft., 17% of building), and New York Life (6,461 sq. ft., 3% of building).

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          5         12,206         $99,650         5.3%
1997          1            516           4,902         0.3%
1998          4          9,971          91,918         4.9%
1999          3         16,143         150,464         8.0%
2000          3         35,482         567,106        30.0%
2001          1          6,461          58,214         3.1%
2005          1         51,012         394,306        20.9%
2006          1         48,798         524,578        27.7%

     For Federal income tax purposes, the Company's basis in this property will be approximately $15,656,000 (including $940,000 for the land). Buildings and improvements will be depreciated over a 40 year life using the straight line method. Property taxes paid in 1995 were $561,280 for the calendar year ended December 31, 1994.

                    823 Commerce Drive, Oak Brook,  Illinois

     This property is a three story office building built in 1969 and has approximately 44,000 square feet. It is located on a 2.6 acre site with parking for 170 cars. The Company plans a complete renovation program which should enable the property to compete with other office buildings in the surrounding area. The submarket in which this property is located contains approximately
12.4 million square feet and is currently 92% occupied.

     The renovation planned by the Company is expected to cost $1.2 million and will include a new exterior facade, new windows, parking lots, landscaping, common area corridors and lobby, elevator cabs, as well as a new HVAC system. Upon completion of the renovation, the Company thinks the property will be able to compete with other buildings in the Oak Brook submarket and that the property will achieve substantially higher rental rates and occupancies than at the present time.

     The Company purchased this property in November, 1995 for the fully capitalized cost of $1,760,930 ($40.02 per square foot). Upon completion of the renovation, the Company's total investment in the property will be approximately $2,925,000 ($66.48 per square foot). At December 31, 1995, the property was 36% occupied with Computer Power Group leasing 32% of the leasable space at the property pursuant to the lease which expires in 1998. Great Lakes REIT, Inc. intends to occupy approximately 7,000 square feet at the property as its corporate headquarters.

     The following is a table of lease expirations for leases in place as of December 31, 1995.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          1          1,840          21,160         9.7
1997          -          -              -              -
1998          1         14,026         196,364        90.3%

     For Federal income tax purposes, the Company's basis in the property is approximately $1,750,000 (including $500,000 for the land). Buildings and improvements will be depreciated on a 40 year life using the straight-line method. Property taxes paid in 1995 for the year ended December 31, 1994 were $33,408.

           565 Lakeview Parkway, Vernon Hills, Illinois

     This property is a single story office building built in 1991, and has approximately 84,815 square feet. It is located on a seven acre site with parking spaces for 253 cars. The property competes with other office/service properties and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 1.9 million square feet of such space. The market occupancy rate for this type of space is approximately 90%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company purchased this property in December, 1995 for approximately $4,881,675 ($57.56 per square foot). As of December 31, 1995, the property was 68% leased. The principal tenants are PNC Mortgage Corporation (28,223 square feet), The Waxler Company (8,942 square feet) and Sparking Spring Water Company (17,133 square feet) who lease 64% of the building under leases which expire in 1997, 1999 and 2001 respectively.

     The following table is a schedule of lease expirations for the leases in place as of December 31, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          -         -              -                -
1997          1         28,223         $276,021       48.1%
1998          -         -              -               -
1999          1         8,942            99,167       17.3%
2000          -         -              -               -
2001          1         17,133          158,480       27.6%
2002          -         -              -               -
2003          1         3,704            39,818        6.9%
2004          -         -              -               -
2005          -         -              -               -

     For Federal income tax purposes, the Company's basis in this property is approximately $4,850,000 (including $1,300,000 for the land) at December 31, 1995. Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $92,488.

           1251 Plum Grove Road, Schaumburg, Illinois
     This property is a single-story office building developed in 1986. The property has 43,000 square feet of rentable space and rests on 3.2 acres. There are parking spaces for 173 cars.

     The current occupancy rate within this submarket is approximately 87%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     The Company acquired this property in January, 1996 for the contract price of $1,050,000 ($24.25 per square foot). As of January 1, 1996, 43% of the property was leased and the major tenants are State Farm Insurance (5,085 square feet) and Vanguard Management (6,124 square feet) under leases which expire in 1997 and 1998 respectively.

     The following table is a schedule of lease expirations for the leases in place as of January 1, 1995 for this property, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1997          1         5,085            $  41,951         21.2%
1998          2         9,195               12,206         56.8%
1999          1         3,615               43,380         22.0%

     For Federal income tax purposes, the Company's basis in this property will be approximately $1,065,000 (including $210,000 for the land) at December 31, 1996. Buildings and improvements are depreciated over a 40 year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were $86,183.

         30 Merchant Street, Springdale, Ohio

     The Company purchased this property in April, 1996 for the contract price of $6,075,000 ($63.34 per square foot). This property is a three story office building built in 1988, and has approximately 95,910 square feet. It is located on a 5.9 acre site with parking spaces for 413 cars. The property competes with other multi-story and single-story office properties in the surrounding area. The submarket in which the property is located contains approximately 2.5 million square feet of such space. The market occupancy rate for this type of space is approximately 82%. The Company believes that its market rental rates and concession packages offered to tenants are competitive with the rental rates and concessions offered by other property owners in this submarket.

     As of June 15, 1996, the property was 31.7% occupied. The principal tenants occupying space in the property as of June 15, 1996 were: Health Span (12,545 square feet), Info Builders (8,633 square feet) and J.D. Edwards (6,159 square feet) which lease 28.5% of the building under leases which expire in 2000, 1998 and 2000 respectively. However, on May, 31, 1996 the Company executed a lease with Community Insurance Company pursuant to which that company has agreed to lease 68,573 square feet of space in the property (70.2% of the property).

     The following table is a schedule of lease expirations for the leases in place as of June 15, 1996 for this property, including the new lease noted above, assuming none of the tenants exercise renewal options.

Year of     Number of    Net Rentable   Annual Base    Percentage of
Lease       Tenants      Square Feet    Rent Under     Total Annual
Expiration  with         Subject to     Expiring       Base Rent
            Expiring     Expiring       Leases         Represented by
            Leases       Leases                        Expiring Leases

1996          -         -              -               -
1997          -         -              -               -
1998          1          8,633          $93,236        8.8%
1999          -              -              -          -
2000          2         18,704         $223,887       21.0%
2001          1         77,206         $747,446       70.2%

     For Federal income tax purposes, the Company's basis in this property will be approximately $6,100,000(including $915,000 for the land). Buildings and improvements will be depreciated over a 40 year life using the straight-line method. Property taxes paid in 1995 for the tax year ended December 31, 1994 were approximately $112,000.

         ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     There is no person (or group as that term is used in section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company s voting securities.

     The following table sets forth, as of June 15, 1996, information to the best of the Company s knowledge regarding the beneficial ownership of shares of Common Stock by each Director and by all of the Company s Directors and executive officers as a group. This table includes shares owned or options held by individuals who became officers of the Company on April 1, 1996 upon the completion of the Company s merger with the Advisor.

Name of Beneficial Owner      Shares           Percent of Share  Option Shares
                              Beneficially     Ownership (1)               (3)
                              Owned (1) (2)              (2)
Richard A. May                303,203           5.8%                    139,125

Richard L. Rasley             108,229           2.1%                     86,310

Walter H. Teninga              39,426             *                      10,000

Donald E. Phillips             38,981             *                       3,000

Daniel E. Josephs              59,856            1.2%                     9,000

 Wayne M. Janus                84,096            1.6%                    76,394

Jon K. Haahr                   10,881             *                       6,000

Raymond M. Braun               44,871             *                      28,225

Brett A. Brown                 26,686             *                      20,900

James Hicks                    23,386             *                       4,700

Edith M. Scurto                25,086             *                       9,965

All Directors and Officers
 as a Group                   764,701           14.7%                   393,617


         (*)  Less than 1%
     (1) Includes shares which are not currently outstanding but are deemed beneficially owned since they are subject to option that are currently exercisable.
     (2) Includes shares that are owned by a Director s spouse, as to which beneficial ownership is disclaimed.
     (3) For their service as Independent Directors, Messrs. Haahr, Janus, Josephs, Phillips and Teninga annually are granted options to purchase shares of Common Stock which expire ten years from the date of grant. In lieu of selling commissions, Mr. Janus and Mr. May received options in connection with the sale of common shares in the Company s private placement offerings. Messrs. May and Rasley have not received options for their services as Directors; however the Advisor, of which Messrs. May and Rasley were shareholders as of December 31, 1995, was granted options in connection with the Company s stock offerings and the Advisory Agreement with the Advisor. The Advisor assigned those options in part to Messrs. May, Rasley, Braun, Brown, and Hicks and Ms. Scurto.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

     The Company s Board of Directors currently consists of seven members. Pursuant to the Company s Bylaws, each Director holds office for a one-year term expiring at the next annual stockholders meeting. Company officers are elected annually by the Board of Directors, but may be removed at any time by the Board acting in its discretionary authority.

     The following table sets forth information with respect to the Directors and executive officers of the Company as of December 31, 1995. This table does not include individuals who became officers of the Company on April 1, 1996 upon the completion of the Company s merger with the Advisor, however, those individuals are des cribed in the narrative following the table.

 Name                         Age            Positio n with the Company

Richard A. May                51             Chairman of the Board, President

Richard L. Rasley             39             Secretary, Director

Walter H. Teninga             68             Director

Donald E. Phillips            63             Director

Daniel E. Josephs             64             Director

Wayne M. Janus                49             Director

Jon K.Haahr                   42             Director

Richard A. May
President and Chief Executive Officer
Director

     In 1992, Mr. May co-founded the Company and has served as President and Chairman of the Board of Directors from its inception. Mr. May is currently the Chairman of the Board, President and Chief Executive Officer of the Company. In 1984, Mr. May co-founded JMG Financial Group, Ltd. ( JMG ), a registered investment adviser, which provides personal financial and tax planning to senior executives of public and private companies and affluent business owners. In 1986, he co- founded the Advisor as an affiliate of JMG. The Advisor became an independent company in 1989, and Mr. May sold his JMG interest at that time. Mr. May is a licensed real estate broker in the States of Illinois and Indiana and holds several inactive NASD licenses. He is also a member of NAREIT.

     Mr. May received his bachelors degree in mechanical engineering from the University of Illinois and his MBA degree from The University of Chicago. From 1968 to 1979, he was employed in the water pollution control industry as a project engineer and marketer of engineering products and services. He began his financial services career in 1979 as a commercial real estate broker and worked for Inland Real Estate Corporation from 1981 to 1984 marketing real estate investment products.

Richard L. Rasley
Executive Vice President,
General Counsel, Secretary
Director

     In 1992, Mr. Rasley co-founded the Company and has served as Secretary and Director from its inception. Mr. Rasley is currently the Executive Vice Preside nt, General Counsel and Secretary of the Company.

     From 1985 to 1987, Mr. Rasley worked for Dreher & Associates, Inc., a NASD broker-dealer, where he was responsible for the review, approval, and monitoring of the firm s direct participation investments. Prior to that, he worked for Deloitte, Haskins & Sells (now Deloitte & Touche LLP) as a general business consultant. Mr. Rasley is a Certified Public Accountant, holds several inactive NASD li censes, and is a member of the Illinois Bar and NAREIT.

     Mr. Rasley received his Bachelor of Business Administration (BBA) degree in Financial Economics from the University of Iowa in 1978 and his MBA and JD degrees from the University of Illinois in 1982.

Walter H. Teninga
Director

     Mr. Teninga is an Independent Director of the Company and joined the Board in September, 1992. Mr. Teninga is the retired President and Chief Executive Officer of American Club Stores, Inc., where he worked from 1991 to 1993. In
1982, he founded the Warehouse Club, a wholesale cash-and-carry warehouse business, which became a public company in 1985. Mr. Teninga resigned as Chairman, Chief Executive Officer and Director of the Warehouse Club in 1991. From 1956 to 1979, Mr. Teninga was employed by K-mart Corporation in various positions, including as a Director, Vice Chairman, and Chief Financial and Develop ment Officer.

     Mr. Teninga is currently a member of the Board of Directors of Developers Diversified Realty Corporation (a NYSE-listed real estate investment trust), and Solo Se rve Corporation.

     Mr. Teninga received his undergraduate degree from the University of Michigan and his MBA degree from Michigan State University.

Donald E. Phillips
Directo

     Mr. Phillips in an Independent Director of the Company and joined the Board in September, 1992. Mr. Phillips is currently retired. From 1960 until 1980, Mr. Phillips served as a corporate executive in a variety of capacities for International Minerals & Chemicals Corporation of Northbrook, Illinois and, from 1976 to 1980, he was Group President & CEO of IMC Industry Group, Inc. ( IMC ). From 1980 until 1988, he served as Group President & CEO of Pitman Moore, Inc., then a wholly-owned subsidiary of IMC.

     Mr. Phillips presently serves as Chairman of the Board of Directors of Synbiotics Corporation of Rancho Bernardo, California, a company which manufactures and distributes veterinary devices and products and as a member of the Board of Directors of Potash Corporation of Saskatchewan, Canada, a company which mines and distributes minerals for agricultural application, the Board of Regents of Bethel College and Seminary of Arden Hills, Minnesota, and as the President of Holmes Community College Development Foundation, Goodman, Mississ ippi.

     Mr. Phillips is the past Chairman of the Board of Lake Forest Graduate School of Business and on the Board of The Skokie Valley Baptist Church. Mr. Phillips received his undergraduate degree from Mississippi College and his MBA from the University of Mississippi. He is also a graduate of the Executive Program in Business Administration in the Graduate School of Business, Columbia University and he is a recipient of an Honorary Doctor of Laws degree from Mississippi College .


Daniel E. Josephs
Director

     Mr. Josephs is an Independent Director of the Company and joined the Board in March, 1993. Mr. Josephs is currently an independent business consultant. From 1985 until 1995, Mr. Josephs served as the President, Chief Operating Officer and Director of Dominick s Finer Foods of Northlake, Illinois, a major Chicago- area retail grocery company. Prior to 1985, Mr. Josephs was the Chief Operating Officer of both Kohl s Food Stores and Pantry Pride Food Stores. From 1948 to 1980, Mr. Josephs was employed by Jewel Food Stores, concluding his tenure as Group V ice President for Marketing.

     Mr. Josephs received his undergraduate degree from Northwestern University and his MBA from the University of Chicago. Mr. Josephs serves on the Board of Trustees for The Chicago Academy of Sciences and the Board of Directors of Options for People, Inc., a Chicago-area non-profit concern. He is a member of the Advisory Council of the Keller Graduate School of Management. He has also been a guest lecturer for the graduate business schools of Northwestern University and the University of Illinois. He has also served on the Board of Directo rs of the Chicago Economic Development Corporation.

Wayne M. Janus
Director

     Mr. Janus is an Independent Director of the Company and joined the Board in May, 1994. Mr. Janus is President of JMG, a registered investment adviser, which provides personal financial and tax planning to senior executives of public and private companies and affluent business owners. Mr. Janus co-founded JMG in 1984. Mr. Janus is a registered representative of Dreher & Associates, an NASD broker-dealer. Prior to founding JMG, Mr. Janus was a tax principal with Arthur Young & Company (now Ernst & Young LLP) where he provided financial planning services and coordinated executive compensation programs for a number of publicl y-held Chicago area companies.

     Mr. Janus earned a Bachelor of Science degree in accounting and a Master of Science degree in taxation from DePaul University. He is a Certified Public Accountant, and a member of The Illinois CPA Society, the American Institute of Certified Public Accountants, the Chicago Estate Planning Council and the Interna tional Association for Financial Planning.

Jon K.Haahr
Director

     Mr. Haahr is an Independent Director of the Company and joined the Board in May, 1994. Mr. Haahr is a Managing Director, Investment Banking of EVEREN Securities, Inc. a regional NASD broker-dealer, and currently serves as co-chair of the firm s Real Estate Group. In that capacity, he provides corporate finance services to a broad array of real estate related companies, with a particular emphasis on commercial and health care real estate investment trusts. His efforts are focused on the areas of capital formation and balance sheet restructuring, as well as providing general financial advisory services. Mr. Haahr established EVEREN Securities, Inc. s real estate investment banking services group in 1992, after joining the firm in October 1988.

     At EVEREN Securities, Inc., Mr. Haahr has also provided general banking expertise to corporate finance clients, including raising both public and private capital for a broad range of companies. Mr. Haahr s previous experience includes six years at the Continental Bank in Chicago providing corporate lending and capital markets services to middle-market companies.

     Mr. Haahr received his MBA in finance from the University of Iowa, holds a bachelor s degree in economics from Iowa State University, and is a Certified Public Accountant. He is a member of NAREIT.

Additional Executive Officers

     Upon the completion of the Company s merger with the Advisor on April 1, 1996, the fol lowing people became executive officers of the Company.

Raymond M. Braun
Senior Vice President, Acquisitions
     Raymond M. Braun, age 36, joined the Advisor in May 1990. Mr. Braun has primary responsibility for all of the Company s real estate acquisition activities.

     Prior to joining the Advisor, Mr. Braun was employed from 1986 to 1990 by The Balcor Company, a major real estate investment company involved in all aspects of real estate including development, management, syndication, and mortgage lending. While with Balcor, Mr. Braun was involved in equity and debt financing for various projects which, in the aggregate, exceeded 5 thousand apartment units, 4 million square feet of retail space, 1 million square feet of office space, and 10 thousand acres of unimproved land. Prior to joining Balcor, Mr. Braun worked as a credit analyst and loan review officer for MBank, N.A. in Dallas, Texas from 1984 to 1986.

     Mr. Braun received a Bachelor s degree in Finance from the University of Illinois in Champaign-Urbana. Mr. Braun is both a member of the Chicago Board of Realtors and the local CCIM chapter of the National Association of Realtors.

James Hicks
Sr. Vic President, Finance,
Chief Financial Officer, and
Treasurer

     James Hicks, age 40, joined the Advisor in 1994. He currently has general supervisory responsibility for the finance and accounting activities of the Company .

     From 1989 to 1993, Mr. Hicks was employed by JMB Institutional Realty Corporation, which was a real estate adviser to pension funds and other institutional investors, as a vice president of portfolio management with responsibility for overall asset management of a portfolio of international and domestic commercial real estate properties. As portfolio manager, he was responsible for all leasing, redevelopment, financing, investor reporting and financial reporting matters. From 1982-1989, he worked at The Balcor Company, a real estate syndication company. Mr. Hicks was Controller of Balcor from 1982-1987 where he was responsible for all corporate financial reporting, tax planning and reporting, and the installation of financial management information systems, and thereafter was a vice president in The Balcor Capital Markets Group where he was involved with the sale of pools of commercial real estate mortgages. From 1977 to 1982, he was with Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick LLP), where he audited publicly owned and private real estate compani es.

     He received his Bachelor s degree in Accounting and Mathematics from Augustana College in 1977, and his MBA from Northwestern University in 1988. Mr. Hicks is a Certified Public Accountant. Mr. Hicks is a member of the Illinois CPA Society and American Institute of Certified Public Accountants.

Kim S.Mills
Senior Vice President, Asset Management and Leasing

     Kim S. Mills, age 47, joined the Advisor in January, 1996. Mr. Mills has primary responsibility for all of the Company s asset management, property managem ent and leasing activities.

     Prior to joining the Advisor, Mr. Mills was employed by Simon Property Group REIT, a commercial property REIT, from 1992 to 1995 as a regional manager with responsibility for overall portfolio management of high rise office buildings totaling over 4 million square feet. From 1984 to 1991, he worked for the RREEF Funds which is a real estate adviser to pension funds and other institutional investors. Mr. Mills was District Manager with RREEF from 1989 to 1991 with responsibility for all asset/property management functions in the Chicago Suburban District for 4 million square feet of office, retail, industrial and apartment properties and prior to 1989, he was District Manager of the Denver suburban district. Prior to RREEF, Mr. Mills worked at Urban Investment and Development Company as a property manager/leasing coordinator from 1982 to 1984.

     Mr. Mills received a Bachelor s degree from Ohio Northern University in Ada, Ohio. Mr. Mills has a RPA (Real Property Administrator) designation from BCMA.

Brett A. Brown
Vice President, Accounting

     Brett A. Brown, age 31, joined the Advisor in 1988. Mr. Brown has primary responsibility for all financial and tax reporting for the Company.

     Prior to joining the Advisor, Mr. Brown began his professional career working for a bank holding company where he was responsible for the consolidation of all financial and tax reporting for all of the entities; he also assisted in an initial public offering. He received a Bachelor of Science degree in Accounting from Northern Illinois University. Mr. Brown is a Certified Public Accountant and a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

Edith M. Scurto
Vice President
Property Management

     Edie M. Scurto, age 30, joined the Advisor in 1986 and currently heads the property management staff of the Company. She currently manages and supervises the daily management activities of 14 properties including office, office/service center, and light industrial buildings. Ms. Scurto is a licensed real estate sales person in the State of Illinois and a member of the Illinois Institute of Real Estate Management. She is a Certified Property Manager.

ITEM 6.   EXECUTIVE COMPENSATION
     For the years ended December 31, 1993, 1994 and 1995, the Company had no employees. See Item 7 below which generally describes the arrangements and agreements between the Company and certain parties regarding compensation for service s provided to the Company.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From the Company s incorporation until the completion of the merger of the two companies on April 1, 1996, the Advisor served the Company pursuant to an advisory agreement dated July 2, 1992 as restated July 1, 1994, relating to the selection, purchase, financing, and operation of the Company s properties (the Advisory Agreement ), and pursuant to other agreements regarding property management and offering administration activities. The Advisory Agreement and the other agreements obligated the Advisor to manage and conduct the Company s day-to-day operations in consideration for certain fees which were based in part on the Company s funds from operations. Messrs. May and Rasley, who are directors and officers of the Company, were shareholders owning 70.5% of the outstanding common stock of the Advisor. Under the terms of the Advisory Agreement and other agreements, the Advisor was paid $2,139,826 in 1995.

     Except for their compensation as employees, the Company does not compensate those Directors who are employees of the Company for their service as Directors.

     In connection with rendering a fairness opinion with respect to the merger of the Company and the Advisor, EVEREN Securities, Inc. ( EVEREN ) has received a fee of $200,000. The Company also agreed to reimburse EVEREN for its reasonable and out-of-pocket expenses, including the reasonable fees and expenses of EVEREN s counsel, and to indemnify EVEREN for certain liabilities to which it may be subject in connection with its engagement. The Company has also retained EVEREN to act as agent in a pending private placement of shares of the Company s common stock, for which EVEREN will receive customary fees and expense reimbursement. Jon K. Haahr, a Managing Director of EVEREN, is a Director of the Com pany.

     In addition, see footnote 5 to the Financial Statements presented in Item 13 for a summary of fees paid to the Advisor under the Advisory Agreement and other agreeme nts between the same parties.



     ITEM 8. LEGAL PROCEEDINGS As of this date the Company is not a party to any material legal proceedings.

     As of this date the Company is not a party to any material legal proceedings.

     ITEM 9. MARKET  PRICE OF DIVIDENDS  ON THE  REGISTRANT S COMMON  EQUITY
AND
RELATED STOCKHOLDERS MATTERS At June 15, 1996, there is no established trading market for the common shares of the Company. At June 15, 1996, the Company has approximately 625 holders of record of its common stock. The Company currently has only one class of equity securities outstanding. The Company has paid quarterly dividends per share during 1994 and 1995 as follows :


                    Quarter Ended  Quarter Ended  Quarter Ended  Quarter Ended
                    March 31,      June 30        September 30,  December 31,

1994                $0.20          $0.23          $0.26          $0.27


1995                $0.27          $0.27          $0.29          $0.30



     As of December 31, 1995, the Company had two stock option plans, the Plan for Independent Directors and Brokers, and the Advisor Stock Option Plan. Under the plans, options have been granted to purchase shares at fair market value on the date of grant. In connection with the acquisition of the Advisor, approved by the Company s stockholders on February 27, 1996, the Advisor Stock Option Plan was canceled subject to the rights of the holders of the outstanding options, and currently options under the remaining plan are only granted to Independent Directors. At December 31, 1995, options on 232,014 shares were available for futur e grant.

     The following table is a summary of the option transactions during the period from the Company s incorporation through December 31, 1995:


                                             Shares             Exercise
                                                            Price Per Share

Options outstanding at January 1, 1993       2,000               $9.50

Options granted                              373,979        $9.50 - $10.00

Outstanding at December 31, 1993             375,979        $9.50 - $10.00

Options granted                               75,150             $10.75

Outstanding at December 31, 1994             451,129        $9.50 - $10.75

Options granted                              316,857        $12.00 - $13.50

Options exercised                            (32,410)       $9.50 - $10.00

Outstanding and exercisable at
December 31, 1995                            735,576        $9.50 - $13.50

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

The following table is a summary of the Company s recent sales of unregistered securities.

Type of        Offering Period     Shares Sold         Total          Offering
Share Sold                                             Proceeds       Costs
Common         7/1/92-12/31/93     1,839,352           $17,511,995    $  860,938


Common         7/15/94-6/30/95     2,145,156           $25,132,411    $2,111,428


Common         8/20/95-12/31/95    503,978             $6,365,677     $  454,051


Common              4/1/96         130,000             $1,500,000          $0


The Company conducted these offerings pursuant to Regulation D of the Securities and Exchange Commission to accredited investors and to not more than 35 non-accredited investors in those states where it was legally authorized to do so. These offerings were conducted on a best-efforts basis, and there was no underwriter involved in these offerings.

The commissions paid during the July 1992-December 1993 offering, the July 1994-June 1995 offering, and the August 1995-December 1995 offering were: $207,894, $1,494,816, and $223,561 respectively. Such commissions are included in the
 Offering Costs  listed in the table above in this Item 10.

The table above includes shares issued under the Company s dividend reinvestment program.

ITEM 11.  DESCRIPTION OF REGISTRANT S SECURITIES

General

The Articles of Incorporation ( Articles ) authorize the Company to issue up to 20 million Shares of common stock ( Common Stock ), par value $.01 per share, and 10 million shares of preferred stock, par value $.01 per share ( Preferred Stock ). One million shares of Common Stock are reserved for issuance pursuant to various option programs. The Board of Directors is authorized to issue shares of Common Stock and Preferred Stock without the approval of the Stockholders. Under Maryland law, stockholders of the Company generally are not liable for a corporation s debts or obligations.

Common Stock

All authorized and outstanding Common Stock is duly authorized, fully paid and nonassessable. Subject to the preferential rights of the Preferred Stock, if issued, holders of Common Stock will be entitled to receive dividends on the Common stock if, as and when authorized and declared by the Board of Directors, out of assets legally available therefore and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay regular quarterly dividends.

Subject to the provisions of the Company s Articles, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock will not be able to elect any directors. Holders of shares of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the company.

Pursuant to the Maryland General Corporation Law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation s charter. The Company s Articles provide that a majority of all of the votes entitled to be cast is sufficient to take such actions.

The Company currently acts as its own transfer agent.


Preferred Stock

Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series and, subject to the provisions of the Company s Articles, the Board of Directors is required by the Maryland General Corporation Law and the Company s Articles to fix for each such series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority of, shares of Common Stock might receive a premium for their shares of Common Stock over the then market price of those shares.

Restrictions on Ownership and Transfer of Shares

Shares of Common Stock are subject to certain restrictions on their ownership and transferability, as described below. The Board of Directors has the right to limit the investment of new stockholders, to redeem stockholder s shares, and to restrict the transfer of shares by stockholders in the event the Board of Directors deems it necessary to protect the status of the Company as a real estate investment trust ( REIT ) under the rules of the Internal Revenue Code (the Code ). There are also securities laws restrictions on the transfer of certain currently outstanding shares of Common Stock.

For the Company to qualify as a REIT under the Code, Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year) or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of the issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Since the Company believes it is essential to continue to qualify as a REIT, the Articles provide that the Board of Directors, acting on behalf of the Company, may take certain actions with respect to a stockholder s ownership or transfer of shares in order to preserve the Company s status as a REIT. The Board of Directors may demand that a stockholder disclose in writing information regarding the direct and indirect ownership of shares of Common Stock or shares of preferred stock with voting rights (collectively the Voting Shares ) as the Board deems appropriate to comply with the provisions of the Code. In addition, the Directors may require any stockholder or proposed transferee or purchaser of Voting Shares to provide a statement as to the number of Voting Shares already owned by the stockholder and related persons within the meaning of certain applicable attribution of ownership provisions contained in the Code. Whenever the Directors determine that a proposed transfer or purchase of Voting Shares would jeopardize the status of the Company as a REIT, the Board has the right (but not the duty) to refuse to permit such transfer or purchase.

In addition, the Board of Directors may purchase or redeem any or all of the Voting Shares which, in the opinion of the Board of Directors, jeopardize the status of the Company as a REIT under the Code. Under these circumstances, the purchase price for the Voting Shares called for purchase or redemption is equal to the fair market value of the Voting Shares. The Articles provide that the fair market value of the Voting Shares is conclusively deemed to be the closing sales price for such shares if then listed on the NASDAQ National Market System or the average of closing sales prices if those Shares are listed on more than one exchange or over-the-counter system. If the Voting Shares are not listed or traded, then the purchase price is the current Net Asset Value as determined by the Board of Directors in good faith as of the date prior to the date the notice is sent. When the Company purchases or redeems shares in such a manner, the purchase price shall be in cash. After the date fixed for purchase, the holder of any Voting Shares ceases to be entitled to any distributions, voting rights or any other benefits with respect to the Voting Shares, except the purchase price.

These ownership limitations could adversely impact a stockholder s ability to liquidate his investment in the Company, or discourage a takeover or other transaction in which holders of some, or a majority, of shares might receive a premium for their shares over the then prevailing market price or which these holders might believe to be otherwise in their best interest.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles provide that the Company shall, to the fullest extent permitted by the Maryland General Corporation Law, indemnify any and all Directors and officers of the Company, but such indemnification provisions are not exclusive of any other right which the officer or Director may have to be indemnified under any bylaw, agreement, vote of the stockholders or otherwise. The Maryland General Corporation Law permits a company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a part by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Company s bylaws obligate the Company to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company currently maintains a $3 million directors and officers insurance policy.

In addition, the Articles provide that the Directors and officers of the Company shall have no liability for monetary damages to the Company or its stockholders except to the extent required by Maryland law. Currently, the Maryland General Corporation Law provides that a Director or officer may be held liable to a company for monetary damages or to its stockholders if: (a) it is proved that the individual person actually received an improper benefit or profit in money, property, or services for the amount of benefit or profit in money, property or services actually received; or (b) to the extent that a judgment or other final adjudication adverse to the individual person is entered in a proceeding based on finding in that proceeding that the person s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in that proceeding.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statement and Financial Statement Schedules

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . .72
Financial Statements:
Balance sheets at December 31, 1995 and 1994 . . . . . . . . . . . . . .73
Statements of Income for the Years Ended December 31, 1995, 1994 and 1993
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74
Statements of Changes in Stockholders  Equity for the Years Ended
     December 31, 1995, 1994, and 1993 . . . . . . . . . . . . . . . . .75
Statements of Cash Flows for the Years Ended December 31, 1995, 1994, and
     1993. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . .77

Schedules:
III       Real Estate and Accumulated Depreciation . . . . . . . . . . .85
          Schedules, other than as listed above are omitted because they are inapplicable or equivalent information has been included elsewhere herein.

Consent of Independent Auditors. . . . . . . . . . . . . . . . . . . . .89

Additional Financial Statements:
Condensed Balance sheets at March 31, 1996. . . . . . . . . . . . .     90
Condensed Statements of Income for the three months ended March 31, 1996
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
Condensed Statements of Changes in Stockholders  Equity for the three months ended March 31, 1996 . . . . . . . . . . . . . . . . . . . .92
Condensed Statements of Cash Flows for the three months ended March 31,
     1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . .93
Notes to Condensed Financial Statements. . . . . . . . . . . . . . . . .94



                      Report of Independent Auditors

The Board of Directors and Stockholders
Great Lakes REIT, Inc.

We have audited the accompanying balance sheet of Great Lakes REIT, Inc. as of December 31, 1995 and the related statements of income, stockholders equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audit also included the financial statement schedule listed in the index at Item 13. The financial statements and schedule are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes REIT, Inc. at December 31, 1995 and 1994, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                    Ernst & Young LLP

Chicago, Illinois
April 24, 1996


                           GREAT LAKES REIT, INC
                              BALANCE SHEETS
                        December 31, 1995 and 1994

                                  ASSETS


     1995           1994
Properties:
Land .....................................................................   $
18,673,750    $  9,433,750
Buildings,
improvements and
equipment ................................................................
75,667,086      28,617,322

------------    ------------

94,340,836      38,051,072
     Less accumulated depreciation .......................................
2,482,844         817,114

------------    ------------

91,857,992      37,233,958
Cash and cash equivalents ................................................
1,302,728       2,676,594
Real estate tax escrows ..................................................
1,424,159         934,222
Rents receivable .........................................................
1,284,316         570,160
Deferred costs ...........................................................
1,492,149       1,003,651
Other assets .............................................................
1,617,092         103,759

------------    ------------
     Total Assets ........................................................   $
98,978,436    $ 42,522,344

============    ============

LIABILITIES AND STOCKHOLDERS  EQUITY

Bank loan payable ........................................................   $
24,253,148    $       --
Mortgage notes payable ...................................................
18,634,022      15,955,018
Bonds payable ............................................................
5,420,000            --
Accounts payable and accrued liabilitie 1,128,692 ........................
  471,434
Accrued  real estate taxes ...............................................
3,200,570       1,501,058
Prepaid rent .............................................................
  469,763         145,137
Security deposits ........................................................
  402,480         260,256
Distributions/dividends payable ..........................................
  504,564         127,319

------------    ------------
     Total liabilities ...................................................
54,013,239      18,460,222


============    ============

Preferred stock
($0.01 par value, 10,000,000 shares
 authorized; none issued) ................................................
     --              --

Common stock
 ($0.01 par value, 20,000,000 shares authorized;
 4,520,896    and 2,561,418 shares issued in
 1995 and 1994, respectively) ............................................
   45,209          25,614
Paid-in capital ..........................................................
45,861,352      24,121,806
Distributions in excess of accumulated earnings ..........................
 (785,953)        (85,298)
Treasury stock, at cost (12,951 shares) ..................................
 (155,411)           --
                        -------
 --------
     Total stockholders  equity ..........................................
44,965,197      24,062,122

----------      ----------
Total Liabilities and Stockholders  Equity ...............................   $
98,978,436    $ 42,522,344

============    ============

The accompanying notes are an integral part of these financial statements




                           GREAT LAKES REIT, INC.
                            STATEMENTS OF INCOME
          For the Years Ended December 31, 1995, 1994, and 1993


                              1995           1994           1993
Revenues
Rental ................................   $14,765,108   $ 7,531,435   $ 1,230,281
Interest ..............................       200,818        51,404        63,035
  Total revenues ......................    14,965,926     7,582,839     1,293,316

Expenses
Real estate taxes .....................     2,624,588     1,417,679       291,724
Property operating ....................     3,967,543     1,943,584       181,135
General and administrative ............       922,652       561,124       176,917
Interest ..............................     2,296,457       911,381        72,993
Depreciation and amortization 1,954,885       761,284       160,375
  Total expenses ......................    11,766,125     5,595,052       883,144
Net Income ............................   $ 3,199,801   $ 1,987,787   $   410,172

Earnings per common share and
common share equivalent ...............   $      0.88   $      0.96   $      0.38

Weighted average number of
common shares and common share
equivalents outstanding ...............     3,650,133     2,070,221     1,080,875


 The accompanying notes are an integral part of these financial statements.

                               GREAT LAKES REIT, INC.
                STATEMENTS OF CHANGES IN STOCKHOLDERS  EQUITY
            For the Years Ended December 31, 1995, 1994, and 1993

                          Common Stock                           Distri-
               Total
                                                                 butions
               Stock-
                      Shares                                     in Excess of
               holders
                      Out-          Amount        Paid-in       Accumu-lated
     Treasury  Equity
                      standing                    Capital       Earnings
     Stock


Balance at 12/1/93       315,658        $ 3,157        $2,772,764     $ 5,710
                    $2,781,631

Net proceeds from
sale of common stock     1,478,491      14,785         13,430,922
                    13,445,707

Net income                                                            410,172
                    410,172
 Distributions/divid.
 ($0.47 per share)                                                    (568,531)
                   (568,531)

  Distributions/divid.
 reinvested              45,203         452            428,977        _________
                   429,429
                         ------         ---            -------
                    -------


  Balance at 12/31/93    1,839,352      18,394         16,632,663     (152,649)
                   16,498,408


 Net proceeds from sale
   of common stock       580,043        5,800          5,963,812
                    5,969,612

 Net income                                                           1,987,787
                   1,987,787


 Distributions/divid.
  ($0.96 per share)                                                   (1,920,436)
                 (1,920,436)


Distributions/divid.
  reinvested             142,023        1,420          1,525,331
                    1,526,751
                         -------        -----          ---------
                    ---------


  Balance at 12/31/94    2,561,418      25,614         24,121,806     (85,298)
                    24,062,122

 Net proceeds from sale

 of common stock         1,698,610      16,986         18,810,244
                    18,827,230


Exercise of stock        32,410         324            322,571
                    322,895

Net income                                                            3,199,801
                   3,199,801

Distributions/divid.
  ($1.13 per share)                                                   (3,900,456)
                 (3,900,456)


 Distributions/divid.
 reinvested              228,458        2,285          2,606,731
                    2,609,016


Purchase of
treasury stock           (12,951)       ___               ______      _________
 ($155,411))       (155,411)



 Balance at 12/31/95   4,507,945      $45,209         $45,861,352    ($ 785,953)
 ($155,411)     $
44,965,197

                     GREAT LAKES REIT, INC.
                    STATEMENT OF CASH FLOWS
             For the Years ended December 31, 1995, 1994, and 1993

                                         1995          1994          1993


CASH FLOWS FROM OPERATING ACTIVITIES

 Net income .........................   $  3,199,801    $  1,987,787    $
410,172

   Adjustments to reconcile
net income to net cash
flows from operating activities:
 Depreciation and amortization ......      1,954,885         761,284
160,375

 Net changes in assets
and liabilities:
    Rents receivable ................       (714,156)       (499,425)
(70,735)

 Real estate tax escrows ............       (489,937)       (703,972)
(230,250)

 Other assets .......................       (563,333)         80,761
(139,790)

 Accounts payable and accrued
   liabilities ......................        657,258         353,534
114,600

Accrued real estate taxes ...........      1,699,512         411,604
1,089,454

 Payment of deferred
leasing costs .......................       (561,373)       (454,215)
(130,488)

Other liabilities ...................        466,850          39,941
365,452
                                        ------------    ------------
------------

Net cash provided by
operating activities ................      5,649,507       1,977,299
1,568,790
                                        ------------    ------------
------------


CASH FLOWS FROM INVESTING ACTIVITIES

  Purchase of properties ............    (47,838,629)    (18,196,369)
(17,327,393)

Payment of tenant and
building improvement costs ..........     (2,861,135)     (2,296,522)

 Increase in earnest
money deposit .......................       (950,000)           --
--

------------

 Net cash used by investing .........    (51,649,764)    (20,492,891)
(17,558,181)
                                        ------------    ------------
------------

 CASH FLOWS FROM FINANCING ACTIVITIES

  Proceeds from sale of
common stock .......................     20,628,232       6,734,492
14,070,195

Payment of stock
offering costs .....................     (1,801,002)       (764,880)
(624,488)

Proceeds from exercise
of stock options ...................        322,895            --
--

Proceeds from bad
loans payable ......................     24,253,148            --
--

 Distributions/
dividends paid .....................     (3,523,211)     (1,863,438)
(498,210)

Common stock purchased
with reinvested
 Distributions/dividends ...........      2,609,016       1,526,751
429,429


Proceeds from mortgage
notes payable ......................      3,250,000      12,500,000
3,800,000


 Purchase of
treasury stock .....................       (155,411)           --
--

 Repayment of mortgage
notes and bonds payable ............       (740,996)       (322,170)
(22,812)

Payment of deferred
financing costs ....................       (216,280)       (390,868)
(132,625)
                                       ------------    ------------
------------

 Net cash provided by
financing activities ...............     44,626,391      17,419,887
17,021,489
                                       ------------    ------------
------------


 NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS .............     (1,373,866)     (1,095,705)
1,032,098

CASH AND CASH EQUIVALENTS,
     BEGINNING OF YEAR .............      2,676,594       3,772,299
2,740,201
                                       ------------    ------------
------------

CASH AND CASH EQUIVALENTS,
     END OF YEAR ...................   $  1,302,728    $  2,676,594    $
3,772,299
                                       ============    ============
============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   Interest paid ...................   $  2,311,568    $    896,270    $
72,993
                                       ============    ============
============

 Income taxes paid .................           --              --      $
3,424

============

NON CASH FINANCING TRANSACTIONS

 Bonds payable assumed
   in purchase of property .........   $  5,590,000            --
--

============

 The accompanying notes are an integral part of these financial statements.



                          GREAT LAKES REIT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995

1. Summary of Significant Policies

   Nature of Activities

     Great Lakes REIT, Inc., ( the Company ) a Maryland corporation, was formed on June 22, 1992 to invest in income-producing real property. The principal business of the Company is the ownership, management, leasing, renovation, and acquisition of suburban office and industrial properties located in the Midwest. At December 31, 1995, the Company owns and operates sixteen properties located in suburban areas of Chicago, Detroit, Milwaukee, and Minneapolis. The Company leases office and industrial space to over 200 tenants in a variety of businesses.

   Properties

   Costs incurred for the acquisition, development, construction and improvement of properties are capitalized. Certain costs of yet-to-be acquired properties, including deposits and professional fees, are capitalized as other assets.
These costs are subsequently capitalized as property acquisition costs or charged to expense when it becomes apparent that acquisition of a particular property is not probable. Maintenance and repairs are charged to expenses when incurred.

   Depreciation of buildings is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years. Depreciation of tenant improvements is computed using the straight-line method over the shorter of the lease term or useful life. For the years ended December 31, 1995, 1994, and 1993 depreciation expense amounted to $1,665,730, $667,509 and $149,605, respectively.

     At December 31, 1994, properties were carried at cost, which was not in excess of net realizable value as determined by Company management. In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of , under which the Company would be required to recognize impairment losses for its properties when indicators of impairment are present and a property s expected undiscounted cash flows are not sufficient to recover the property s carrying amount. The Company adopted Statement No. 121 in the fourth quarter effective January 1, 1995 with no effect on the financial statements.

   Deferred Costs

   Deferred costs consist principally of financing fees and leasing commissions which are amortized over the terms of the respective agreements.


                          GREAT LAKES REIT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995

   Revenue Recognition

   Minimum rentals are recognized on a straight-line basis over the term of the related leases. Additional rents from expense reimbursements for common area maintenance expenses and real estate taxes are recognized in the period in which the related expenses are incurred.

   Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1995 and 1994, the Company had $1,300,265 and $2,501,150, respectively, in a money market fund.



   Income Taxes

   For the years ended December 31, 1995, 1994, and 1993, the Company has continued to be treated as a real estate investment trust under the applicable provisions of the Internal Revenue Code. In order to qualify as a real estate investment trust, the Company is required to distribute to stockholders at least 95% of its taxable income and to meet certain asset and income tests as well as certain other requirements. Accordingly, no provision for income taxes has been reflected in the financial statements. The carrying amount of tenant improvements in the accompanying balance sheet at December 31, 1995 is $528,000 less than the carrying amount for Federal income tax purposes.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Reclassification

   Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. Such reclassifications did not affect the results of operations.

2. Deferred Costs

   Deferred costs consisted of the following at December 31, 1995 and 1994:


                          GREAT LAKES REIT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995


                                        1995         1994
Deferred financing costs ......   $  739,773  $   523,493
Deferred leasing costs ........    1,146,076      584,703
                                   1,885,849    1,108,196
Less:  accumulated amortization      393,700      104,545
                                  $1,492,149   $1,003,651


     During 1995, 1994 and 1993 amortization of financing costs was $130,500, $33,744 and $2,925, respectively. Amortization of leasing costs in 1995, 1994 and 1993 was $158,655, $60,031 and $7,845, respectively.

3.   Long-Term Debt

     Mortgage notes payable aggregated $18,634,022 and $15,955,018 at December 31, 1995 and 1994, respectively. The mortgage notes payable require monthly payments of principal and interest and mature at various dates through 2009. Interest rates at December 31, 1995 ranged from 7.875% to 8.95%.

     In 1995 the Company acquired an office building located in Minneapolis, Minnesota subject to Variable Rate Demand Commercial Development Revenue Bonds (the Bonds) issued by the City of Minneapolis with an outstanding principal amount of $5,420,000 at December 31, 1995. The Company has obtained a bank letter of credit to secure repayment of the Bonds in an amount of approximately $5.7 million. The Company has guaranteed repayment of the letter of credit to the issuing bank as well as granted the issuing bank a first mortgage on the property. The interest rate on the bonds (5.3% per annum at December 31, 1995) is reset weekly by the bond placement agent. The bonds mature June 1, 2006 and require the Company to make annual principal payments on June 1 of each year at a stipulated amount so that the bonds will be fully retired on June 1, 2006.

The following is a summary of principal maturities of mortgage notes and bonds payable over the next five years:

                         Year Ending
                         December 31,       Amount
                         1996              $ 826,851
                         1997                902,387
                         1998                987,742
                         1999              1,053,335
                         2000              3,992,522

     The Company has obtained a line of credit from a bank in an amount of $25 million. The line of credit is limited by certain loan-to-value covenants related to the Company s properties. At December 31, 1995, the amount outstanding was $24,253,148. Interest accrues on the amounts outstanding under the line of credit at the Bank s prime rate of interest plus 0.5% per annum

                          GREAT LAKES REIT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995

9.0% per annum at December 31, 1995). Amounts outstanding under the line of credit are due, with extensions, on June 30, 1996.

  At December 31, 1995, properties with a carrying amount of approximately $85.2 million are pledged as collateral under the various debt agreements.

4.   Dividend Reinvestment and Share Redemption Plans

     The Company had established a dividend reinvestment plan whereby shareholders were able to reinvest dividends and receive additional shares of the Company priced at the Net Asset Value per share, as defined in the dividend reinvestment plan, as set by the Board of Directors. Subsequent to December 31, 1995, the Company suspended the dividend reinvestment plan.

     Shareholders have the right to redeem their shares at the then Net Asset Value per share (as defined) subject to approval of the Board of Directors and certain other limitations. As of December 31, 1995, the aggregate amount subject to share redemptions is approximately $4.6 million. During the year ended December 31, 1995, 12,951 shares were redeemed at a cost of $155,411.

5.   Related Parties

     The following fees will be or have been paid to Equity Partners Ltd., (the Advisor ) or affiliates. Two directors of the Company are owners of the
Advisor.


                            Payable at          Paid     Paid       Paid
                                  1995          1994     1993     Dec. 31, 1995
Property acquisition fees ...   $715,275   $ 93,045   $441,982   $ 71,981
Stock offering fees .........    125,266     42,551       --        6,481
Stock selling commissions (a)    217,046     67,065       --         --
Advisory fees (b) ...........    630,664    294,530     64,904     14,341
Property management fees (b)     564,369    273,671     41,238       --
Construction management fees      73,549     67,525      8,471       --
Other fees, primarily
legal fees ..................     30,703     19,781      9,725       --

     (a) Selling commissions are paid to owners and/or employees of the Advisor who are registered representatives.

     (b) Advisory fees are classified as general and administrative expenses in these financial statements. Property management fees are classified as property operating expenses in these financial statements.

     Certain computer hardware and software owned by the Company is leased to the Advisor under a five year lease which expires April 1, 1999. Semi-annual rental payments of $9,103 are due to the Company from the Advisor.

                           GREAT LAKES REIT, INC.
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

     On February 27, 1996 the shareholders of the Company approved the acquisition of all the outstanding shares of Advisor in exchange for 100,000 of its shares. In addition, certain employees of the Advisor will receive 30,000 restricted shares of the Company. At the time of this transaction the Company will absorb the employees of the Advisor and became self-managed and self-advised. All contracts between the Advisor and the Company will be transferred to the Company.

6.   Stock Options

     As of December 31, 1995, the Company had two stock option plans, the Plan for Independent Directors and Brokers and the Advisor Stock Option Plan. Under the plans, options have been granted to purchase shares at fair market value on the date of grant. In connection with the acquisition of the Advisor, approved by the Company s stockholders on February 27, 1996, the Advisor Stock Option Plan will be canceled and options under the other plan will only be granted to Directors. At December 31, 1995, options on 232,014 shares were available for future grant.

     A summary of the  option  transactions  during  the period  covered by this report are:
                                           Shares    Exercise Price Per Share
Options outstanding at January 1, 1993      2,000    $9.50
Options granted ......................    373,979    $9.50 - $10.00
Outstanding at December 31, 1993 .....    375,979    $9.50 - $10.00
    Options granted ..................     75,150    $10.75
Outstanding at December 31, 1994 .....    451,129    $9.50 - $10.75
Options granted ......................    316,857    $12.00 - $13.50
Options exercised ....................    (32,410)   $9.50 - $10.00
Outstanding and exercisable at
    December 31, 1995 ................    735,576    $9.50 - $13.50

7.  Leases

     The Company leases office and industrial properties to tenants under noncancelable operating leases that expire at various dates through 2006. The lease agreements typically provide for a specific monthly payment plus reimbursement of certain operating expenses. The following is a summary of minimum future rental revenue under noncancelable operating leases:

                Year Ending
               December 31,
               1996                          $16,536,640
               1997                          14,894,579
               1998                          12,193,802
               1999                          9,427,421
               2000                          6,868,428
               Thereafter                    10,333,351
                                             $70,254,221


                           GREAT LAKES REIT, INC.
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

     Minimum future rentals do not include amounts which are received from tenants as a reimbursement of property operating expenses. No individual tenant accounted for more than 10% of total revenues in 1995 and 1994.


8.        Distributions/Dividends

     The  Company  declared  periodic   distributions/dividends  of  $3,900,456,
$1,920,436 and $568,531 to stockholders of record during calendar years 1995,1994 and 1993, respectively.

     Of the $3,900,456 and $1,920,436 of distributions/dividends for 1995 and 1994, $504,564 and $127,319 were paid in January of the next calendar year, respectively. The Company has determined the treatment for Federal income tax purposes is as follows:

                          1995         1994         1993
Ordinary income .   $3,410,249   $1,785,429   $  533,347
Return of capital      490,207      135,007       35,184
   Total ........   $3,900,456   $1,920,436   $  568,531

9.   Property Acquisitions

     The following properties were acquired in 1995 and 1994 and the results of their operations are included in the statements of income from their respective dates of acquisition.

                                                  Total  Acquisition Price
Location                 Date Acquired            1995           1994

Wood Dale,  IL ........   January 31, 1994            --     $ 5,310,289
Brookfield,  WI .......   June 24, 1994               --       6,564,742
175 E. Hawthorn Parkway
Vernon Hills,  IL .....   September 30, 1994          --       6,321,338
2800 River Road
Des  Plaines,  IL .....   February 9, 1995     $ 4,761,053          --
Minneapolis,  MN ......   May 4, 1995            8,190,374          --
Mt. Prospect,  IL .....   August 22,1995         5,402,526          --
Southfield,  MI .......   August 29, 1995       12,756,163          --
One Park
Plaza  Milwaukee,  WI .   September 29, 1995    15,675,908          --
Oak Brook, IL .........   November28, 1995       1,760,930          --
565 Lakeview Parkway
Vernon Hills, IL ......   December 27, 1995      4,881,675          --


     The following unaudited proforma condensed statement of income presents the results of operations of the Company as if the 1995 property acquisitions had occurred at the beginning of 1995, after giving effect to certain adjustments, including increased depreciation and interest expense. The unaudited proforma statement of

                           GREAT LAKES REIT, INC.
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

     income information does not necessarily reflect the results of operations as they would have been if the Company had acquired the properties on January 1, 1995.

     A proforma statement of income for 1995 as if all properties had been acquired as of January 1, 1995 is as follows: (unaudited)



                         Operating      Operating       Proforma      Proforma
                         results for    results of      Adjust-ments  results for
                         1995 as        acquired                      calendar
                         reported       properties                    1995
                                        from January
                                        1, 1995 to
                                        the dates of
                                        acquisition

Total revenues ......   $14,965,926   $ 6,462,074                   $ 2,142,800
                        -----------   -----------         --          -----------


Expenses:


Real estate taxes ...     2,624,588     1,254,389          --        3,878,977


Property operating ..     3,967,543     2,056,651          --        6,024,194


General & administra-
tive administrative .       922,652          -(a)       178,696      1,101,348


Interest ............     2,296,457          -(b)     1,570,142      3,866,599


Deprec. & amortiza-
tion ................     1,954,885          -(c)       694,997      2,649,882
                          ---------                     -------      ---------


Total expenses ......    11,766,125     3,311,040     2,443,835     17,521,000
                         ----------     ---------     ---------     ----------


Net income ..........   $ 3,199,801   $ 3,151,034   ($2,443,835)   $ 3,907,000
                        ===========   ===========   ===========    ===========









     (a) This amount represents the additional advisory fee that would have been earned by the Advisor if the properties had been acquired on January 1, 1995.

     (b) To acquire all properties on January 1, 1995, the Company would have incurred additional interest expense on borrowings to partially finance the acquisition of the properties.

     (c) This amount represents the additional depreciation and amortization which would have been incurred by the Company had all properties been acquired on January 1, 1995.

                           GREAT LAKES REIT, INC.
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

10.  Subsequent Events

  On January 1, 1996, the Company acquired a one-story office building in Schaumburg, Illinois for a contract price of $1,050,000. An earnest money deposit of $950,000, included in other assets in the accompanying December 31,
    1995 balance sheet, relates to this acquisition.


SCHEDULE III
             Real Estate and Accumulated Depreciation, December 31, 1995
                                            Initial Cost to the Company


                         Encumbrance          Land    Buildings &
                                                      Improvements

11100 Hampshire Ave ..   $   862,977   $   310,000   $ 1,123,932
Bloomington, MN


601 Campus Dr. .......   $ 1,471,739   $   900,000   $ 2,263,967
Arlington Heights, IL


11925 W. Lake Park Dr.   $ 1,202,117   $   318,750   $ 1,819,058
Milwaukee, WI


3400 Dundee Road .....   $ 2,156,869   $   607,500   $ 3,475,922
Northbrook, IL

830 West End Court ...   $   961,213   $   277,500   $ 1,575,984
Vernon Hills, IL

1011 Touhy Avenue ....   $ 2,533,586   $   720,000   $ 3,932,248
Des Plaines, IL


160-185 Hansen Court .   $ 2,813,307   $ 2,100,000   $ 3,210,289
Wood Dale, IL


150, 175, 250 Patrick    $ 3,422,479   $ 2,600,000   $ 3,964,742
Blvd .................
Brookfield, WI


175 Hawthorn Parkway .   $ 3,209,735   $ 1,600,000   $ 4,721,338
Vernon Hills, IL


2800 River Road ......           (B)   $ 1,300,000   $ 3,461,053
Des Plaines, IL


2221 University Ave SE   $ 5,420,000   $ 1,100,000   $ 7,090,374
Minneapolis, MN


1660 Feehanville Dr. .           (B)   $ 1,100,000   $ 4,302,526
Mount Prospect, IL


10 Oak Hollow & ......           (B)   $ 3,000,000   $ 9,756,163
24800 Denso Drive
Southfield, MI


11270 W. Park Place ..           (B)   $   940,000   $14,735,908
Milwaukee, WI


823 Commerce Drive ...          --     $   500,000   $ 1,260,930
Oak Brook, IL


565 Lakeview Parkway .           (B)   $ 1,300,000   $ 3,581,675
                         -----------   -----------   -----------
Vernon Hills, IL


Totals ...............   $24,054,022   $18,673,750   $70,276,109
                         ===========   ===========   ===========



                           Costs Capitalized              Gross Amount at which

                      Subsequent to Acquisition        Carried at Dec. 31, 1995

                         Land      Buildings &         Land       Buildings &
Total
                                   Improvements                  Improvement
11100 Hampshire Ave ..
Bloomington, MN ......          --     $     5,873    $   310,000   $ 1,129,805
 $ 1,439,805

601 Campus Dr. .......
Arlington Heights, IL           --     $   712,832    $   900,000   $ 2,976,799
 $ 3,876,799

11925 W. Lake Park Dr.
Milwaukee, WI ........          --     $   127,206    $   318,750   $ 1,946,264
 $ 2,265,014

3400 Dundee Road
Northbrook, IL .......          --     $   659,242    $   607,500   $ 4,135,164
 $ 4,742,664

830 West End Court
Vernon Hills, IL .....          --     $   112,839    $   277,500   $ 1,688,823
 $ 1,966,323

1011 Touhy Avenue
Des Plaines, IL ......          --     $ 1,378,479    $   720,000   $ 5,310,727
 $ 6,030,727

160-185 Hansen Court
Wood Dale, IL ........          --     $   849,021    $ 2,100,000   $ 4,059,310
 $ 6,159,310

150, 175, 250 Patrick
Blvd .................
 Brookfield, WI ......          --     $   486,160    $ 2,600,000   $ 4,450,902
 $ 7,050,902


175 Hawthorn Parkway
Vernon Hills, IL .....          --     $   398,086    $ 1,600,000   $ 5,119,424
 $ 6,719,424

2800 River Road
Des Plaines, IL ......          --     $   233,803    $ 1,300,000   $ 3,694,856
 $ 4,994,856

2221 University Ave SE
Minneapolis, MN ......          --     $    20,408    $ 1,100,000   $ 7,110,782
 $ 8,210,782

1660 Feehanville Dr. .
Mount Prospect, IL ...          --     $     2,400    $ 1,100,000   $ 4,304,926
 $ 5,404,926

10 Oak Hollow &
24800 Denso Drive
Southfield, MI .......          --     $   306,214    $ 3,000,000   $10,062,377
 $13,062,377

11270 W. Park Place
  Milwaukee, WI ......          --     $    33,007    $   940,000   $14,768,915
 $15,708,915

823 Commerce Drive Oak
 Brook, IL ...........          --     $       325    $   500,000   $ 1,261,255
 $ 1,761,255

565 Lakeview Parkway
 Vernon Hills, IL ....           ___   ($    9,775)   $ 1,300,000   $ 3,571,900
 $ 4,871,900

 Totals ..............   $         0   $ 5,316,120    $18,673,750   $75,592,229
 $94,265,979



                         Accumulated    Date     Method of
                         Depreciation  Acquired  Depreciation
11100 Hampshire Ave
      Bloomington, MN ..   $ 83,436   Jan-93   (A)


601 Campus Dr. .........
Arlington Heights, IL ..   $306,751   May-93   (A)


11925 W. Lake Park Dr. .
 Milwaukee, WI .........   $132,108   Jun-93   (A)


  3400 Dundee Road
 Northbrook, IL ........   $345,245   Oct-93   (A)


   830 West End Court
 Vernon Hills, IL ......   $112,436   Nov-93   (A)


1011 Touhy Avenue
  Des Plaines, IL ......   $265,556   Dec-93   (A)

 160-185 Hansen Court
      Wood Dale, IL ....   $291,214   Jan-94   (A)


  150, 175, 250 Patrick
Blvd
  Brookfield, WI .......   $240,080   Jun-94   (A)


 175 Hawthorn Parkway
Vernon Hills, IL .......   $214,723   Sep-94   (A)


  2800 River Road
   Des Plaines, IL .....   $ 95,916   Feb-95   (A)


  2221 University Ave SE
     Minneapolis, MN ...   $111,579   May-95   (A)


 1660 Feehanville Dr. ..
  Mount Prospect, IL ...   $ 40,351   Aug-95   (A)


   10 Oak Hollow &
24800 Denso Drive
  Southfield, MI .......   $106,893   Aug-95   (A)


   11270 W. Park Place
      Milwaukee, WI ....   $108,302   Sep-95   (A)


 823 Commerce Drive
Oak Brook, IL ..........   $  3,941   Nov-95   (A)


 565 Lakeview Parkway
  Vernon Hills, IL .....   $  3,656   Dec-95   (A)
                                      ------   ---


Total                      $2,462,187
                           ==========



     (A) Depreciation of buildings is computed over a 40 year life on a straight line basis. Tenant improvements are depreciated over the shorter of the estimated useful life of the improvements or the term of the lease.

     (B) These properties are pledged as security for the Company s line of credit which totalled $24,253,148 at December 31, 1995.

     (C) At December 31, 1995, the aggregate cost of land, buildings, and improvements for Federal income tax purposes was approximately $94,266,000.

     (D) Reconciliation of Real Estate Owned and Accumulated Depreciation


Real Estate Owned:

                                   1995          1994          1993
Balance beginning of year   $37,976,215   $17,558,181          --


Property acquisitions ...   $53,428,629   $18,196,369   $17,327,393


Additions ...............   $ 2,861,135   $ 2,221,665   $   230,788


Disposals ...............          --            --            --


Balance end of year .....   $94,265,979   $37,976,215   $17,558,181



Accumulated Depreciation:


                                   1995          1994          1993

Balance beginning of year   $   817,114       149,605          --


Depreciation expense ....   $ 1,645,073   $   667,509       149,605


Retirements .............          --            --            --


Disposals ...............          --            --            --


Balance end of year .....   $ 2,462,187   $   817,114   $   149,605



                                      Consent of Independent Auditors


We consent to the use of our report dated April 24, 1996 in the Registration Statement (Form 10/A) of Great Lakes REIT, Inc.




                Ernst & Young LLP




Chicago, Illinois
June 21, 1996

                          GREAT LAKES REIT, INC.
                          CONDENSED BALANCE SHEET
                 For the three months ended March 31, 1996
                                (unaudited)
                                                         March 31, 1996
Assets
Properties:
  Land ........................................   $ 19,046,500
  Buildings, improvements and equipment .......     77,160,263
     Less accumulated depreciation ............      3,145,259
                                                    93,061,504
Cash and cash equivalents .....................        821,498
Other assets ..................................      4,948,886
     Total assets .............................   $ 98,831,888

Liabilities and Stockholders  Equity


Bank loan payable .............................   $ 23,000,000
Bonds payable .................................      5,420,000
Mortgage notes payable ........................     18,478,904
Accounts payable, accrued expenses and
    other liabilities .........................      7,063,733
     Total liabilities ........................     53,962,637

Preferred stock (none issued)
Common stock (4,537,180 shares issued) ........         45,501
Paid-in capital ...............................     46,149,857
Distributions in excess of accumulated earnings     (1,170,696)
Treasury stock, at cost (12,951 shares) .......       (155,411)
     Total stockholders  equity ...............     44,869,251
     Total liabilities and stockholders
      equity ..................................   $ 98,831,888














The accompanying notes are an integral part of these condensed financial statements.

                          GREAT LAKES REIT, INC.
                       CONDENSED STATEMENT OF INCOME
                        For the three months ended
                          March 31, 1996 and 1995
                                (unaudited)


                                     1996          1995
Revenues
     Rental ......................   $5,521,494   $2,597,827
     Interest ....................       22,289       22,163
           Total revenues ........    5,543,783    2,619,990

Expenses
     Property operating ..........    2,569,091    1,150,870
     General and administrative ..      338,052      164,182
     Interest ....................      940,786      354,936
     Depreciation and amortization      724,442      325,170
           Total expenses ........    4,572,371    1,995,158

Net income .......................   $  971,412   $  624,832

Earnings per common share and
     common share equivalent .....   $     0.21   $     0.23

Weighted average number of common
     shares and common share equivalents outstanding4,574,5042,764,243





   The accompany notes are an integral part of these condensed financial statements.

                        GREAT LAKES REIT, INC.
          CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS  EQUITY
                 For the three months ended March 31, 1996
                                (unaudited)


                                                Common Stock

                    Shares        Amount     Paid-in        Dist. in
Treasury       Total
                    Outstand                 Capita         excess of      Stock
        Stock-
                    ing                      Accumu-
holders
                                             lated                         Equity
                                             Earnings

Balance at
1/1/96 ....      4,507,945   $     45,209     45,861,352       (785,953)
(155,411)   $ 44,965,197


Exercise of
Stock
Options ...         29,235            292        288,505           --
   --           288,797


Net income            --             --             --          971,412
   --           971,412


Distribu-
tions and
dividends
payable
($.30 per
share) ....           --             --             --       (1,356,155)
   --        (1,356,155)


Balance at
3/31/96 ...      4,537,180   $     45,501     46,149,857     (1,170,696)
(155,411)   $ 44,869,251



     The accompanying notes are an integral part of these condensed financial statements.



                             GREAT LAKES REIT, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                           For the three months ended
                             March 31, 1996 and 1995
                                   (unaudited)


                                                            1996
1995

------------------------
Cash flows from operating activities:
Net income ..............................................   $   971,412
624,832
Adjustments to reconcile net income to net
   cash flows from operating activities:
   Depreciation and amortization ........................       724,442
325,170
   Net changes in assets and liabilities:
    Other assets ........................................       411,783
52,353
    Accounts payable and accrued liabilities ............     1,358,452
407,759
    Payment of deferred leasing costs ...................      (157,903)
(58,722)
                                                               --------
-------
   Net cash provided by operating activities ............     3,308,186
1,351,392
                                                              ---------
---------

Cash flows from investing activities:

Purchase of properties ..................................    (1,085,639
(4,761,763)
Payment of tenant & building improvement costs ..........      (780,288)
(634,210)
Decrease in earnest money deposits ......................       850,000
  --
                                                                -------

        Net cash used by investing activities                (1,015,927)
(5,395,973)
                                                             ----------
----------

Cash flows from financing activities

Proceeds from sale of common stock ......................          --      $
3,631,521
Payment of stock issuance costs .........................          --
(264,250)
Proceeds from exercise of stock options .................       288,797
  --
Proceeds from bank loans payable ........................          --
1,200,000
Distributions/dividends payable .........................    (1,356,155)
(709,890)
Repayment of bank loans payable .........................    (1,253,148)
(1,200,000)
Repayment of mortgage notes and bonds payable ...........      (155,118)
(128,619)
Payment of deferred financing costs .....................      (297,865)
  --
                                                               --------

Net cash (used) provided by financing activities ........    (2,773,489)
2,528,762
                                                              ---------
---------
Net (decrease) increase in cash and cash equivalents ....      (481,230)
(1,515,819)
Cash and cash equivalents, beginning of quarter .........     1,302,728
2,676,594
                                                              ---------
---------
Cash and cash equivalents, end of quarter ...............   $   821,498    $
1,160,775
                                                            ===========
===========



     The accompanying notes are an integral part of these condensed financial statements.




1.       Basis of Presentation

     The accompanying condensed unaudited financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles since the user of these statements is assumed to read them in conjunction with the most recent year-end audited financial statements. In the opinion of management, the financial statements contain all adjustments (which are normal and recurring) necessary for a fair statement of financial results for the interim periods. For further information, refer to the financial statements and notes thereto included in the Great Lakes REIT, Inc. financial statements included elsewhere in this Form 10 for the year ended December 31, 1995. The interim results of operations are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

2.    Properties Acquired in 1996

      On January 1, 1996, the Company acquired a 43,300 square foot single-story office building in Schaumburg, Illinois for an acquisition price of approximately $1,086,000.

3.    Related Party Transactions

      The following fees will be or have been paid to Equity Partners Ltd., (the
       Advisor ) or affiliates. Two directors of the Company were owners of the Advisor.





                              Paid 1996   Paid 1995  Payable 3/31/96

Property acquisition fees ..   $ 87,731   $ 70,125       --


Stock offering fees ........       --       17,922   $  6,481


Advisory fees ..............    268,015    129,809      9,991


Property management fees ...    282,094     97,603       --


Construction management fees    109,661     15,208     10,475


Other fees, primarily legal      21,484     10,081       --


     On February 27, 1996, the shareholders of the Company approved the acquisition of all the outstanding shares of the Advisor in exchange for 100,000 of its shares. This transaction closed on April 1, 1996. In addition, certain employees of the Advisor received 30,000 restricted shares of the Company. As of April 1, 1996, the Company absorbed the employees of the Advisor and is now self-managed and self-advised. All contracts between the Advisor and the Company were transferred to the Company.

4.    Subsequent Events

     On April 15, 1996, the Company refinanced its bank line of credit. The new line of credit allows for maximum borrowings of $35,000,000 subject to certain loan covenants. Interest on the new line of credit accrues at LIBOR + 1.875% per annum. Amounts outstanding under the line of credit are due on April 12, 1998.


     On April 17, 1996, the Company acquired a 96,000 square foot office building in Springdale, Ohio, for a contract price of $6,075,000. A portion of the purchase price was financed using the Company's new bank line of credit.

     5. Profo rma Financial Statements

     On April 1, 1996, the Company acquired Equity Partners Ltd., its Advisor.
A
proforma balance sheet as of March 31, 1996 is presented along with proforma income statements for the quarter ended March 31, 1996 and the year ended Decem ber 31, 1995.

     This unaudited Proforma Condensed Balance Sheet is presented as if the acquisition of Equity Partners Ltd. (the Advisor) by Great Lakes REIT, Inc. (the Company) had occurred on March 31, 1996. The acquisition has been accounted for under purchase accounting. In the opinion of the Company, all adjustments necessary t o reflect the acquisition have been made.

     This unaudited Proforma Condensed Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of the Company would have been at March 31, 1996, nor does it purport to represen t the future financial position of the Company.



                            GREAT LAKES REIT, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                   For the months ended March 31, 1996 and 1995
                                   (Unaudited)

          Proforma Condensed Balance Sheet, March 31, 1996, (unaudited)


Assets                   Great Lakes     Equity             Proforma
Proforma            Proforma at
                         REIT, Inc.(1)   Partners           Adjust-ments
Adjustments         3/31/96
                         Ltd. (2)

Land ................     19,046,500            --              --
   --           19,046,500


Buildings,
improvements
& equipment .........     77,160,263          81,860            --
   --           77,242,123


Less:
accumulated
depreciation ........     (3,145,259)           --              --
   --           (3,145,259)
                          ----------
                ----------

                          93,061,504          81,860            0.00
   0.00         93,143,364

Cash and
cash equiv ..........        821,498            --              --
   --              821,498


Other assets ........      4,948,886           3,661            --
(462,591)(3)      4,489,956
                           ---------           -----
-------- --       ---------


                        $ 98,831,888    $     85,521            0.00       ($
462,591)      $ 98,454,818
                        ============    ============            ====
============
============

Liabilities &
Shareholders Equity


Accounts payable,
accrued expenses and
other liabilities ...      7,063,733           8,827            --
   --            7,072,560

Mortgages payable ...     46,898,904            --              --
   --           46,898,904
                          ----------
                ----------

                          53,962,637           8,827            --
   --           53,971,464
                          ----------           -----
                ----------

Shareholders  equity:


Preferred stock


Common stock ........         45,501           1,000          (1,000)(2)
  1,000(3)          46,501

Paid-in capital .....     46,149,857            --              --
1,199,000(3)      47,348,857


Treasury stock ......       (155,411)           --              --
   --             (155,411)


Distributions
in excess
of accumulated
earnings ............     (1,170,696)         75,694         (75,694)(2)
(1,585,897)(3)     (2,756,593)
                          ----------          ------         ------- --
---------- --      ----------


Total Shareholders
Equity ..............     44,869,251          76,694         (76,694)
(385,897)        44,483,354
                          ----------          ------         -------
--------         ----------

                        $ 98,831,888    $     85,521    ($    76,694)      ($
385,897)      $ 98,454,818
                        ============    ============    ============
============
============



See accompanying notes to proforma condensed balance sheet.


Notes to Proforma Condensed Balance Sheet, March 31, 1996, (unaudited)


     (1) Represents the historical financial position of the Company as of March 31, 1996.

     (2) The historical balance sheet of Equity Partners consists of certain operating equipment, indebtedness associated with the equipment, and shareholders' equity. The common stock ($1,000) and retained earnings ($75,684) are eliminated from the Pro Forma Condensed Balance Sheet.

     (3) The Company issued 100,000 shares of its common stock on April 1, 1996 to the shareholders of Equity Partners to accomplish the acquisition which in legal form is a merger of the Company and Equity Partners. The total acquisition price is as follows:

                       Common shares issued $1,200,000 (a)
                          Acquisition costs 462,591 (b)
                       Total acquisition price $1,662,591

     (a) The fair value of The Company's shares is $12 per share. The issuance of 100,000 shares results in a value assigned to the shares issued of $1.2 million.

     (b) Acquisition costs represent investment banking, legal and accounting services, all incurred prior to March 31, 1996, in connection with the merger. Acquisition costs include $218,000 paid to EVEREN Securities, Inc. A director of The Company is employed by EVEREN Securities, Inc. and directed its work relative to the acquisition.

     In addition to the 100,000 common shares of The Company issued to shareholders of Equity Partners, 30,000 shares of restricted common stock (valued at $360,000) were issued to certain employees of Equity Partners. Such amount will be accounted for by the Company as both compensation expense and an increase in shareholders' equity when the restrictions on the shares are removed.

     (4) The principal assets of Equity Partners are its property management and advisory contracts with The Company. These contracts are reflected at no value in the historical balance sheet of Equity Partners. Since these contracts were terminated upon completion of the acquisition, the total estimated acquisition costs assigned to these contracts ($1,585,897) are being expensed as contract termination costs.

     These unaudited Proforma Condensed Statements of Operations are presented as if the acquisition of the Advisor by the Company had occurred on January 1, 1995. In the opinion of the Company, all necessary adjustments have been made to reflect the effects of the transaction.

     These unaudited Proforma Condensed Statements of Operations are presented for comparative purposed only and are not necessarily indicative of what the actual results of operations would have been for the periods presented nor does it purport to represent results for future periods.


                  Proforma Condensed Statement of Operations
                  For the three months ended March 31, 1996
                                 (Unaudited)







                    Great Lakes   Equity Partners Proforma      Proforma
                    REIT, Inc.(1) Ltd.(1)         Adjustments(2)
Revenue

Rental income ..   $5,521,494         --            --         $5,521,494

Interest and
other income ...       22,289      567,620      (555,619)(3)       34,290
                       ------      -------      -------- --        ------

                    5,543,783      567,620      (555,619)       5,555,784
                    ---------      -------      --------        ---------


Expenses


Property
Operating ......    2,569,091      144,436      (286,031)(4)    2,427,496


General &
Administrative .      338,052      245,930      (193,706)(4)      390,276


Interest .......      940,786        5,568          --            946,354


Depreciation &
Amortization ...      724,442        6,357        (8,441)(5)      722,358


                    4,572,371      402,291      (488,178)       4,486,484
                    ---------      -------      --------        ---------


Net income .....   $  971,412      165,329       (67,441)      $1,069,300
                   ==========      =======       =======       ==========


Net income per
share ..........   $     0.21         --            --         $     0.23
                   ==========                                  ==========


Weighted Average
shares
outstanding ....    4,574,504         --            --          4,674,504



                    Proforma Condensed Statement of Operations
                     For the year ended December 31, 1995
                                 (Unaudited)


                    Great Lakes   Equity Partners  Proforma      Proforma
                    REIT, Inc.(1)  Ltd.(1)         Adjustments(2)
Revenue


Rental income ..   $14,765,108          --             --          14,765,108


Interest and
other income ...       200,818     2,519,443     (2,414,749)(3)       305,512
                       -------     ---------     ---------- --        -------

                    14,965,926     2,519,443     (2,414,749)       15,070,620
                    ----------     ---------     ----------        ----------


Expenses

Property
Operating ......     6,592,131       378,389       (701,637)(4)     6,268,883


General &
Administrative .       922,652     1,107,470       (626,818)(4)     1,403,304


Interest .......     2,296,457         1,637           --           2,298,094


Depreciation &
Amortization ...     1,954,885        25,430        (33,372)(5)     1,946,943
                     ---------        ------        ------- --      ---------

                    11,766,125     1,512,926     (1,361,827)       11,917,224
                    ----------     ---------     ----------        ----------


Net income .....   $ 3,199,801     1,006,517     (1,052,922)      $ 3,153,396
                   ===========     =========     ==========       ===========


Net income per
share ..........   $      0.88          --             --         $      0.84
                   ===========                                    ===========


Weighted Average
shares
outstanding ....     3,650,133          --             --           3,750,133

                          Great Lakes REIT, Inc.
                     Notes to Proforma Income Statements
                 For the year ended December 31, 1995 and the
                      Three Months ended March 31, 1996
                                 (Unaudited)

(1) These condensed income statements present the historical operations of Great Lakes REIT, Inc. and Equity Partners for the periods described.

     (2) The pro forma condensed income statements do not include the one-time charge to expense for contract termination costs of $1,585,897. See note (4) to Notes to Pro Forma Condensed Balance Sheet.

     (3) Income earned by Equity Partners from The Company is eliminated from the pro forma condensed income statements:

                                    1995           1996
Acquisition fees ...........   $  787,256   $   15,750
Advisory fees ..............      626,818      253,494
Property management fees ...      564,369      214,823
Construction management fees      136,907         --
Offering service fees ......      131,748         --
Other ......................      167,651       71,552
                               $2,414,749   $  555,619

     (4) Expenses incurred by the Company which are paid to Equity Partners and equipment rentals incurred by Equity Partners which are paid to the Company are eliminated from the pro forma condensed income statements.

                                    1995           1996
Property management fees $564,369   $214,823
Maintenance costs ...............    137,268     71,208
                                    $701,637   $286,031

General and administrative costs:
   Advisory fees ................   $626,818   $193,706

     (5) Acquisition, construction management and certain other fees paid by the Company to Equity Partners are capitalized by the Company into buildings and improvements. If the acquisition had occurred on January 1, 1995 these fees would not have been incurred and depreciation and amortization expenses would decrease by $33,372 and $8,441 in 1995 and 1996 respectively.

Statement of Revenue and Certain Expenses

565 Lakeview Parkway

November 30, 1995
with Report of Independent Auditors

                 REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of 565 Lakeview Parkway (the Property) as described in Note 2 for the year ended November 30, 1995. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended November 30, 1995, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP



July 3, 1996
Chicago, Illinois

565 LAKEVIEW PARKWAY

STATEMENT OF REVENUE AND CERTAIN EXPENSES

                         Year Ended               December 1, 1995
                         November 30,        to December 26, 1995
                         1995                (unaudited)
Revenue
Base rents                    $422,984            $44,316
Tenant reimbursements          102,367             12,128
Total revenue               525,351             56,444


Expenses
Real estate taxes               89,995              8,093
General operating               44,672              8,094
Utilities                   22,489              2,638
Cleaning and landscaping   19,455              1,266
Repairs and maintenance          6,207                741
Insurance                       25,900              2,158
Management fee                  16,485              1,693
Total expenses            225,203             24,683

Revenue in excess of
   certain expenses           $300,148            $31,761



See accompanying notes.

565 LAKEVIEW PARKWAY

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of 565 Lakeview Parkway (the Property). The Property was acquired on December 27, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Collin Equities, Inc.

As of November 30 1995, the Property was 64% leased with three tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Note 4  Management Agreement

During the year ended November 30, 1995, the Property was managed by a third-party management company. The management agreement provided for an annual fee of 3% of gross operating receipts.

Statement of Revenue and
Certain Expenses

Kensington Corporate Center

March 31, 1995
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of Kensington Corporate Center (the Property) as described in Note 2 for the year ended March 31, 1995. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended March 31, 1995, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP



July 25, 1996
Chicago, Illinois

KENSINGTON CORPORATE CENTER

STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                      Year Ended                    April 1, 1995
                                    March 31,1995              to August 21, 1995
                                                                     (unaudited)

Revenue
Base rents                      $  745,376                  $394,909
Tenant reimbursements              695,869                   360,591
Total revenue                    1,441,245                   755,500


Expenses
Real estate taxes                  459,800                   306,944
General operating                   35,156                    18,963
Utilities                           70,041                    29,839
Cleaning and contract services     126,191               29,615
Repairs and maintenance             94,983               27,034
Management fee                      84,940               31,142
Insurance                            8,364                     2,149
Total expenses                     879,475                   445,686

Revenue in excess of
  certain expenses               $ 561,770             $309,814



See accompanying notes.

KENSINGTON CORPORATE CENTER

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of Kensington Corporate Center (the Property). The Property was acquired on August 22, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Opus North Corporation.

As of March 31, 1995, the Property was 85% leased with three tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Approximately 68% of the space at the Property is leased to a single tenant and approximately 76% of the Property s total rental income recognized during the year ended March 31, 1995, related to this tenant. The lease expires in 1998.

Note 4  Related Parties

During the year ended March 31, 1995, the Property was managed by a wholly owned subsidiary of Opus North Corporation. The management agreement provided for an annual fee of 5% of gross operating receipts.


Combined Statement of Revenue and
Certain Expenses

10 Oak Hollow and
Oak Hollow Gateway

December 31, 1994
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Combined Statement of Revenue and Certain Expenses of 10 Oak Hollow and Oak Hollow Gateway (the Properties) as described in Note 2 for the year ended December 31, 1994. The Combined Statement of Revenue and Certain Expenses is the responsibility of the Properties management. Our responsibility is to express an opinion on the Combined Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Combined Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Combined Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP


August 5, 1996
Chicago, Illinois

                        10 OAK HOLLOW AND
                        OAK HOLLOW GATEWAY

        COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                      Year Ended                 January 1, 1995
                                     December 31,              to August 29, 1995
                                         1994
(unaudited)
Revenue
Base rents                      $2,150,972                  $1,440,160
Tenant reimbursements              153,314                      87,368
Total revenue                    2,304,286               1,527,528


Expenses
Real estate taxes                  349,514                     154,157
General operating                  153,657                     131,907
Utilities                          397,539                     251,048
Cleaning, landscaping
   and contracts                   199,129                140,811
Repairs and maintenance             98,655                      68,620
Insurance                           19,257                      10,434
Management fee                      93,426                      61,442
Total expenses                   1,311,177                     818,419

Revenue in excess of
certain expenses           $  993,109             $  709,109



See accompanying notes.

10 OAK HOLLOW AND
OAK HOLLOW GATEWAY

NOTES TO COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Combined Statement of Revenue and Certain Expenses relates to the operations of 10 Oak Hollow and Oak Hollow Gateway (the Properties). The Properties were acquired on August 29, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Properties were previously owned by Metropolitan Life Insurance Company.

As of December 31, 1994, 10 Oak Hollow and Oak Hollow Gateway, respectively, were 94% and 50% leased with nine tenants and six tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Combined Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Properties for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Properties, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Combined Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Properties have entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Approximately 45% and 23% of the base rent recognized during 1994 at 10 Oak Hollow related to the Contract Interiors and Fireman s Fund Insurance Company leases, respectively. Approximately 26% of the base rent recognized during 1994 at Oak Hollow Gateway related to the Tokai Rika lease.

Note 4  Management Agreement

During the year ended December 31, 1994, the Properties were managed by a third-party management company. The management agreement provided for an annual fee of 4% of gross operating receipts.

Statement of Revenue and
Certain Expenses

One Park Plaza

December 31, 1994
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of One Park Plaza (the Property) as described in Note 2 for the year ended December 31, 1994. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP



August 16, 1996
Chicago, Illinois

                          ONE PARK PLAZA

            STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                      Year Ended      January 1, 1995
                                    December 31,      to Sep. 29, 1995
                                         1994              (unaudited)
Revenue
Base rents                      $2,218,398             $1,399,552
Tenant reimbursements              934,796               839,175
Total revenue                    3,153,194              2,238,727


Expenses
Real estate taxes                  561,280              517,816
General operating                  175,819              111,212
Utilities                          265,459              167,691
Cleaning and landscaping           241,864              183,503
Repairs and maintenance            255,468              152,703
Insurance                           31,252               27,645
Management fee                     110,920               46,894
Total expenses                   1,642,062             1,207,464

Revenue in excess of
 certain expenses               $1,511,132        1,031,263



See accompanying notes.

ONE PARK PLAZA

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of One Park Plaza (the Property). The Property was acquired on September 29, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Metropolitan Life Insurance Company.

As of December 31, 1994, the Property was 77% leased with twenty tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation and amortization, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Approximately 24%, 26%, and 25% of the base rent recognized during 1994 related to the Employers Insurance of Wausau, A.O. Smith Corporation, and Howard Needles Tammen & Bergendoff leases, respectively.

Note 4  Management Agreement

During the year ended December 31, 1994, the Property was managed by a third-party management company. The management agreement provided for an annual fee of 3.5% of gross operating receipts.

Statement of Revenue and
Certain Expenses

University Office Plaza

December 31, 1994
with Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS




Chief Financial Officer
Great Lakes REIT, Inc.


We have audited the Statement of Revenue and Certain Expenses of University Office Plaza (the Property) as described in Note 2 for the year ended December 31, 1994. The Statement of Revenue and Certain Expenses is the responsibility of the Property's management. Our responsibility is to express an opinion on the Statement of Revenue and Certain Expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenue and Certain Expenses is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures made in the Statement of Revenue and Certain Expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the Statement of Revenue and Certain Expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement of Revenue and Certain Expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, the Statement of Revenue and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 1994, in conformity with generally accepted accounting principles.





ERNST & YOUNG LLP



June 27, 1996
Chicago, Illinois

                     UNIVERSITY OFFICE PLAZA

            STATEMENT OF REVENUE AND CERTAIN EXPENSES

                                      Year Ended                January 1, 1995
                                     December 31,                 to May 3, 1995
                                         1994                     (unaudited)

Revenue
Base rents                      $1,085,448             $ 389,774
Tenant reimbursements              676,463                    221,874
Total revenue                    1,761,911                    611,648


Expenses
Real estate taxes                  318,912                     90,509
General operating                   76,597                21,609
Utilities                          167,704                     44,395
Cleaning and landscaping            99,237                30,643
Repairs and maintenance             61,718                12,574
Management fee                      38,797                     13,759
Insurance                           13,607                      4,710
Total expenses                     776,572                    218,199

Revenue in excess of
  certain expenses              $  985,339             $ 393,449



See accompanying notes.

UNIVERISTY OFFICE PLAZA

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES


Note 1  Business

The accompanying Statement of Revenue and Certain Expenses relates to the operations of University Office Plaza (the Property). The Property was acquired on May 4, 1995, by Great Lakes REIT, Inc. (Great Lakes). The Property was previously owned by Health Association Center Limited Partnership.

As of December 31, 1994, the Property was 100% leased with ten tenants.

Note 2  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and net interest expense, which may not be comparable to the expenses expected to be incurred by Great Lakes in future operations of the Property, have been excluded.

Revenue and Expense Recognition

Revenue is recognized in the period in which it is earned. Expenses are recognized in the period in which they are incurred.

Use of Estimates

The preparation of the Statement of Revenue and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Note 3  Rentals

The Property has entered into tenant leases that provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

Note 4  Management Agreement

During the year ended December 31, 1994, the Property was managed by a third-party management company. The management agreement provided for an annual fee of 4% of base rental operating receipts.

Note 5  Related Parties

Approximately 78% of the space at the Property is leased to Health Partners, an affiliate of the previous owner, and approximately 79% of the Property s total rental income recognized during 1994 related to Health Partners. The Health Partners lease expires January 31, 2001.

/TABLE

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND
FINANCIAL DISCLOSURE

     For the year ended December 31, 1995, the Company selected Ernst & Young LLP as its independent accountant. For the years ended December 31, 1994 and 1993, the Company s independent accountant had been Coopers & Lybrand LLP. The change in independent accountants was recommended by the Audit Committee of the Board of Directors of the Company and approved by the Board of Directors of the Company on August 14, 1995. The decision of the Board of Directors to dismiss Coopers & Lybrand L.L.P. was made notwithstanding that there were no disagreements with the Company s former independent accountant on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure for the two most recent fiscal years and the subsequent interim period preceding the dismissal. The opinion on the Company s financial statements for the years ended December 31, 1994 and 1993 expressed by the former independent accountant was unqualified. However, Coopers & Lybrand L.L.P. considered the reissuance and inclusion of its reports on the Company s 1993 and 1994 financial statements in this Form 10 as a new engagement, and has declined to accept this engagement. Therefore, the Company engaged Ernst & Young LLP to conduct audits of its financial statements for the years ended December 31, 1993 and 1994. The reports of Ernst & Young LLP regarding those years are included herein.


ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements:

List of all financial statements included herein: see index at Item 13

Exhibits:

     Note: the page numbers listed below conform to the Form 10 filed April 28, 1996.




Exhibit No.
Description
Page No.


2.1       Merger Agreement dated January 26, 1996 between Great
          Lakes REIT, Inc. and Equity Partners Ltd.                        60


3.1       Great Lakes REIT, Inc. Articles of Incorporation dated
          June 22, 1992                                                    150


3.2       Articles of Merger Great Lakes REIT, Inc (survivor) and
          Equity Partners, Ltd. (merging out) dated April 1, 1996          156


3.3       By-Laws of Great Lakes REIT, Inc.                                163


4.1       Specimen of Certificate representing Shares of Common
          Stock                                                            175


10.1      Advisory Agreement dated July 1, 1994 between Great
          Lakes REIT, Inc. and Equity Partners Ltd.                        177


10.2      Offering Services Agreement dated July 2, 1992 between
          Great Lakes REIT, Inc. and Equity Partners Ltd.                  189


10.3      Offering Services Agreement dated July 1, 1994 between
          Great Lakes REIT, Inc. and Equity Partners Ltd.                  194


10.4      Offering Services Agreement dated August 15, 1995
          between Great Lakes REIT, Inc. and Equity Partners Ltd.          198


10.5      Managing Dealer & Wholesaling Agreement dated July 22,
          1994 between Great Lakes REIT, Inc. and Chauner
          Securities, Inc.                                                 201


10.6      Managing Dealer & Wholesaling Agreement dated August 20,
          1995 between Great Lakes REIT, Inc. and Chauner
          Securities, Inc.                                                 209


10.7      Agreement dated August 24, 1995 between Great Lakes
          REIT, Inc. and EVEREN Securities, Inc. regarding
          offering services                                                212


10.8      Indemnification Escrow Agreement dated April 1, 1996
          between Great Lakes REIT, Inc., Richard A. May, Richard
          L. Rasley, Tim A. Grodrian, and American National Bank           217


10.9(a)   Restricted Stock Agreement dated April 1, 1996 between
          Great Lakes REIT and Richard L. Rasley                           230


10.9(b)   Restricted Stock Agreement dated April 1, 1996 between
          Great Lakes REIT and James Hicks                                 236


10.9(c)   Restricted Stock Agreement dated April 1, 1996 between
          Great Lakes REIT and Ray Braun                                   240


10.9(d)   Restricted Stock Agreement dated April 1, 1996 between
          Great Lakes REIT and Edith M. Scurto                             245


10.9(e)   Restricted Stock Agreement dated April 1, 1996 between
          Great Lakes REIT and Brett R. Brown                              250


10.10     Advisor Stock Option Plan of Great Lakes REIT, Inc.
          dated July 2, 1992                                               256


10.11     Agreement dated August 24, 1995 between Great Lakes
          REIT, Inc. and EVEREN Securities, Inc. regarding
          fairness opinion                                                 264


10.12     Stock Option Plan for Independent Directors and Brokers
          dated July 2, 1992 as amended July 15, 1994                      268


10.13(a)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Jon K. Haahr             273


10.13(b)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Wayne M. Janus           275


10.13(c)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Daniel E.
          Josephs                                                          277


10.13(d)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Donald E.
          Phillips                                                         279


10.13(e)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Walter H.
          Teninga                                                          281


10.13(f)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Richard A. May           283


10.13(g)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Richard L.
          Rasley                                                           285


10.13(h)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Raymond M.
          Braun                                                            287


10.13(i)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to James Hicks              289


10.13(j)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Edith M. Scurto          291


10.13(k)  Non-qualified Stock Option Certificate dated December
          31, 1995 from Great Lakes REIT, Inc. to Brett A. Brown           293


10.14     Contract of Sale dated May 25, 1994 between Great Lakes
          REIT, Inc. and Metropolitan Life Insurance Company for
          the purchase of 150, 175, 250 North Patrick,
          Brookfield, Wisconsin                                            295


10.15     Agreement of Purchase and Sale dated September 22, 1994
          between Great Lakes REIT, Inc. and Turner Development
          Corporation for the purchase of 175 E. Hawthorn
          Parkway, Vernon Hills, Illinois                                  327


10.16     Purchase Agreement dated January 23, 1995 between Great
          Lakes REIT, Inc. and California State Teachers
          Retirement System for the purchase of 2800 River Road,
          Des Plaines, Illinois                                            450

10.17     Purchase Agreement dated March 27, 1995 between Great
          Lakes REIT, Inc. and Health Associations Limited
          Partnership for the purchase of 2221 University Avenue
          Southeast, Minneapolis, Minnesota                                493


10.18     Purchase Agreement dated August 11, 1995 between Great
          Lakes REIT, Inc. and Opus North Corporation for the
          purchase of 1660 Feehanville Drive, Mount Prospect,
          Illinois                                                         522


10.19     Contract of Sale dated August 9, 1995 between Great
          Lakes REIT, Inc. and Metropolitan Life Insurance
          Company for the purchase of 10 Oak Hollow, Southfield,
          Michigan                                                         568


10.20     Contract of Sale dated August 9, 1995 between Great
          Lakes REIT, Inc. and Metropolitan Life Insurance
          Company for the purchase of Oak Hollow Gateway,
          Southfield, Michigan                                             612


10.21     Contract of Sale dated September 25, 1995 between Great
          Lakes REIT, Inc. and Metropolitan Life Insurance
          Company for the purchase of 11270 W. Park Place,
          Milwaukee, Wisconsin                                             657


10.22     Real Estate Purchase and Sale Agreement dated November
          15, 1995 between Great Lakes REIT, Inc. and Brauvin
          Real Estate Fund II for the purchase of 823 Commerce
          Drive, Oak Brook, Illinois                                       705


10.23     Option Agreement dated December 15, 1995 between Great
          Lakes REIT, Inc. and Collin Equities, Inc. for the
          purchase of 565 Lakeview Parkway, Vernon Hills,
          Illinois                                                         749


10.24     Real Estate Purchase and Sale Agreement dated October 2,
          1996 between Great Lakes REIT, Inc. and S & S
          Associates for the purchase of 1251 Plum Grove Road,
          Schaumburg, Illinois                                             810


10.25     Real Estate Purchase and Sale Agreement dated February
          12, 1996 between Great Lakes REIT, Inc. and Findlay
          Properties, Inc. the purchase of 30 Merchant Street,
          Springdale, Ohio                                                 847


10.26     Amended and Restated Secured Revolving Loan Agreement
          dated September 28, 1994 between Great Lakes REIT, Inc.
          and American National Bank and Trust Company of Chicago          895


10.27     First Amendment to Amended and Restated Secured
          between Great Lakes REIT, Inc. and American National
          Bank and Trust Company of Chicago                                955


10.28     Second Amendment to Amended and Restated Secured
          Revolving Loan Agreement dated December 27, 1995
          between Great Lakes REIT, Inc. and American National
          Bank and Trust Company of Chicago                                981


10.29     Revolving Note dated December 27, 1995 between Great
          Lakes REIT, Inc. and American National Bank and Trust
          Company of Chicago for $25,000,000                               994


10.30     Sample Mortgage Document:  Mortgage, Assignment of
          Rents, Security Agreement and Fixture Financing
          Statement dated December 27, 1995 between Great Lakes
          REIT, Inc. and American National Bank and Trust Company
          regarding the financing of 565 Lakeview Parkway, Vernon
          Hills, Illinois                                                  1003


10.31     Mortgage, Assignment of Rents and Leases, Security
          Agreement and Fixture Financing Statement dated
          September 20, 1993 between Great Lakes REIT, Inc. and
          Great Northern Insured Annuity Corporation related to
          11100 Hampshire Avenue, Bloomington, Minnesota                   1074


10.32     Promissory Note dated September 20, 1993 between Great
          Lakes REIT, Inc. and Great Northern Insured Annuity
          Corporation in the amount of $940,000 relating to
          Bloomington, Minnesota                                           1097


10.33     Real Estate Mortgage dated August 18, 1993 between Great
          Lakes REIT, Inc. and Firstar Bank Milwaukee in the
          amount of $1,260,000 relating to 11925 W. Lake Park
          Drive, Milwaukee, Wisconsin Mortgage                             1103


10.34     Mortgage Note dated August 18, 1993 between Great Lakes
          REIT, Inc. and Firstar Bank Milwaukee, NA in the amount
          Milwaukee, Wisconsin                                             1105


10.35     Mortgage and Security Agreement dated October 26, 1993
          between Great Lakes REIT, Inc. and Calumet Federal
          Savings and Loan Association of Chicago regarding
          Arlington Ridge Service Center                                   1108


10.36     Promissory Note dated October 26, 1993 between Great
          Lakes REIT, Inc. and Calumet Federal Savings and Loan
          Association of Chicago regarding Arlington Ridge
          Service Center                                                   1129


10.37     Mortgage dated May 2, 1994 between Great Lakes REIT,
          Inc. and General American Life Insurance Company
          regarding 185 Hansen Court, Wood Dale, Illinois                  1134


10.38     First Mortgage Amortization Payment Note dated May 2,
          1994 between Great Lakes REIT, Inc.  and General
          American Life Insurance Company in the amount of
          $3,000,000 relating to 185 Hansen Court, Wood Dale,
          Illinois                                                         1140


10.39     Mortgage dated May 10, 1994 between Great Lakes REIT,
          Inc. and General American Life Insurance Company                 1141


10.40     First Mortgage Amortization Payment Note dated May 10,
          1994 between Great Lakes REIT, Inc.  and General
          American Life Insurance Company in the amount of
          $1,025,000 relating to 830 West End Court, Vernon
          Hills, Illinois                                                  1146


10.41     Mortgage dated June 16, 1994 between Great Lakes REIT,
          Inc. and General American Life Insurance Company                 1147


10.42     First Mortgage Amortization Payment Note dated June 16,
          1994 between Great Lakes REIT, Inc.  and General
          American Life Insurance Company in the amount of
          $2,675,000 relating to 1011 E. Touhy, Des Plaines,
          Illinois                                                         1152


10.43     Mortgage, Security Agreement and Fixture Financing
          Statement dated October 13, 1994 between Great Lakes
          REIT, Inc. and American Family Life Insurance Company
          relating to Brookfield, Wisconsin                                1153


10.44     Promissory Note dated October 13, 1994 between Great
          Company in the amount of $3,500,000 relating to
          Brookfield, Wisconsin                                            1209


10.45     Heritage Bank Mortgage dated April 14, 1995 between
          Great Lakes REIT, Inc. and Heritage Bank regarding 175
          E. Hawthorn Parkway, Vernon Hills, Illinois in the
          amount of $3,250,000                                             1219


10.46     Promissory Note dated April 14, 1995 between Great Lakes
          $3,250,000 relating to 175 E. Hawthorn Parkway, Vernon
          Hills, Illinois                                                  1228


10.47     Assignment and Assumption Agreement dated May 4, 1995
          between Great Lakes REIT, Inc. and Health Associations
          Center Limited Partnership                                       1230


10.48     Loan Agreement dated June 1, 1994 between City of
          Minneapolis, Minnesota and Health Associations Center
          Limited Partnership relating to the issuance and sale
          of $5,590,000 Variable Rate Demand Commercial
          Development Revenue Refunding Bonds                              1237


10.49     First Amendment to Letter of Credit and Reimbursement
          Agreement dated May 4, 1994                                      1293


10.5      Letter of Credit and Reimbursement Agreement dated June
          1, 1994 between First Bank National Association and
          Health Associations Center Limited Partnership                   1308


10.51     Indenture of Trust document dated June 1, 1994 by City
          of Minneapolis, Minnesota as Issuer and First Trust
          National Association as Trustee relating to the
          issuance and sale of $5,590,000 Variable Rate Demand
          Commercial Development Revenue Refunding Bonds                   1350


10.52     Amendment to Irrevocable Direct Pay Letter of Credit
          dated May 4, 1995                                                1454


10.53     Irrevocable Direct Pay Letter of Credit dated July 1,
          1994 regarding Health Associations Center Limited
          Partnership                                                      1455


10.54     Combination Mortgage, Assignment of Leases and Rents,
          Security Agreement and Fixture Financing Statement
          dated June 1, 1994 between First Bank National
          Association and Health Associations Center Limited
          Partnership                                                      1477


10.55     Master Revolving Credit Agreement dated April 12, 1996
          between Great Lakes REIT, Inc. and The First National
          Bank of Boston                                                   1508


10.56     Bank of Boston Note dated April 12, 1996 for $35,000,000         1610


10.57     Sample Mortgage Document: Mortgage and Security
          Agreement dated April 12, 1996 between Great Lakes
          REIT, Inc. and The First National Bank of Boston
          relating to the premises at 2800 River Road, Des
          Plaines, Illinois                                                1612


16.1      Letter regarding change in certifying accountant                 1632



SIGNATURE PAGE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Great Lakes REIT, Inc.

Date: April 26, 1996



By:
      Richard L. Rasley, Secretary